UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

AsiaFIN Holdings Corp.

(Exact name of registrant as specified in its charter)

Date: December 17, 2020

Nevada	7380	37-1950147
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

Suite 30.02, 30th Floor, Menara KH (Promet),

Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia

Issuer's telephone number: +603 21487170

Company email:  AsiaFINinfo@asiafingroup.com

(Address, including zip code, and telephone number,
including area code, of registrant’s principal mailing address)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer |_|	Accelerated filer |_|
Non-accelerated filer |X|	Smaller reporting company |X|
Emerging growth company |X|

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common Stock, $0.0001 par value	9,841,250	$1.00	9,841,250	1,073.68

(1)	The offering price has been arbitrarily determined by the Company and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THERE IS NO MINIMUM PURCHASE REQUIREMENT FOR THE OFFERING TO PROCEED.

SUBJECT TO COMPLETION, DATED December 17, 2020

PRELIMINARY PROSPECTUS

AsiaFIN Holdings Corp.

9,841,250 SHARES OF COMMON STOCK

$0.0001 PAR VALUE PER SHARE

Prior to this Offering, no public market has existed for the common stock of AsiaFIN Holdings Corp. Upon completion of this Offering, we will attempt to have the shares quoted on the OTCQB operated by OTC Markets Group, Inc. There is no assurance that the Shares will ever be quoted on the OTCQB.  To be quoted on the OTCQB, a market maker must apply to make a market in our common stock.  As of the date of this Prospectus, we have not made any arrangement with any market makers to quote our shares. Additionally, there is the possibility a market maker may not apply to make a market in our common stock.

In this public offering we, “AsiaFIN Holdings Corp.” are offering 1,000,000 shares of our common stock and our selling shareholders are offering 8,841,250 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling shareholders. The offering is being made on a self-underwritten, “best efforts” basis.  There is no minimum number of shares required to be purchased by each investor. The shares offered by the Company will be sold on our behalf by our Chief Executive Officer, Mr. Wong Kai Cheong, who is deemed to be an underwriter of this offering. The selling shareholders are also deemed to be underwriters of this offering. There is uncertainty that we will be able to sell any of the 1,000,000 shares being offered herein by the Company. Mr. Wong will not receive any commissions or proceeds for selling the shares on our behalf.  All of the shares being registered for sale by the Company will be sold at a fixed price of $1.00 per share for the duration of the Offering. Additionally, all of the shares offered by the selling shareholders will be sold at a fixed price of $1.00 for the duration of the Offering. Assuming all of the 1,000,000 shares being offered by the Company are sold, the Company will receive $1,000,000 in net proceeds. Assuming 750,000 shares (75%) being offered by the Company are sold, the Company will receive $750,000 in net proceeds. Assuming 500,000 shares (50%) being offered by the Company are sold, the Company will receive $500,000 in net proceeds. Assuming 250,000 shares (25%) being offered by the Company are sold, the Company will receive $250,000 in net proceeds. There is no minimum amount we are required to raise from the shares being offered by the Company and any funds received will be immediately available to us. There is no guarantee that we will sell any of the securities being offered in this offering. Additionally, there is no guarantee that this Offering will successfully raise enough funds to institute our Company's business plan. Additionally, there is no guarantee that a public market will ever develop and you may be unable to sell your shares.

We have no plans or intention to merge with an operating company. None of the Company’s shareholders or management have plans to enter into any agreement resulting in a change of control of the Company, subsequent to this offering.

Through our Hong Kong subsidiary, we are currently providing market research studies and consultancy services in the system solution and integration on unattended payment kiosk and payment processing to our clients which are payment solution companies in Malaysia. We intend to focus our consulting services on system integrations which will initially be contained to four areas which include Payment Processing, Regulatory Technology (REGTECH), Robotic Process Automation (RPA) and Self Service Unattended Payment Kiosks. All of these advisory service solutions we refer to as our “Focus Solutions”.

We have additional plans to develop our own software as well which we anticipate we will be able to be upload onto such payment processing kiosks or unattended payment stations, to accept payments, and also collect data. We also have plans, which we are still developing and exploring, to create a software solution through a Web-Based Middleware for financial institutions, and professional consulting firms alike to use for ongoing regulatory filings.

This primary offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this Prospectus, unless extended by our directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Our Chief Executive Officer, Wong Kai Cheong, will be selling shares of common stock on behalf of the Company simultaneously to selling shares of common stock in the Company from his own personal accounts. A conflict of interest may arise between Mr. Wong’s interest in selling shares for his own personal accounts, and in selling shares on the Company’s behalf.

Regarding the sale of Mr. Wong Kai Cheong’s shares, such shares will be sold at a fixed price of $1.00 for the duration of the offering.

The Company estimates the costs of this offering at about $27,500. All expenses incurred in this offering are being paid for by the Company. The Company will utilize existing cash to pay for any offering expenses and does not intend to use any monies from offering proceeds to fund the offering.

For the duration of the offering any and all sellers of the shares being registered herein agree to provide this prospectus to potential investors in its entirety.

The proceeds from the sale of the securities sold on behalf of the Company will be placed directly into the Company’s account and or the account of one of its subsidiaries; any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed to the prospectus. All proceeds from the sale of the securities are non-refundable, except as may be required by applicable laws.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT.  PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Through December 31, 2021 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 The date of this prospectus is December 17, 2020.

PROSPECTUS SUMMARY

In this Prospectus, ''AsiaFIN Holdings Corp.'' “AsiaFIN Holdings” the "Company,'' ''we,'' ''us,'' and ''our,'' refer to AsiaFIN Holdings Corp., unless the context otherwise requires. Unless otherwise indicated, the term ''fiscal year'' refers to our fiscal year ending August 31st. Unless otherwise indicated, the term ''common stock'' refers to shares of the Company's common stock.

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section in this Prospectus.

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including “Risk Factors” beginning on Page 5, and the financial statements, before making an investment decision.

The Company

AsiaFIN Holdings Corp., a Nevada corporation (“the Company”) was incorporated under the laws of the State of Nevada on June 14, 2019.

On June 14, 2019, Mr. Wong Kai Cheong was appointed Chief Executive Officer, President, Secretary, Treasurer and Director.

On September 18, 2020 Mr. Seah Kok Wah was appointed Director of the Company.

On December 18, 2019, we, “the Company” acquired 100% of the equity interests of AsiaFIN Holdings Corp. (herein referred to as the “Malaysia Company”), a private limited company incorporated in Labuan, Malaysia. In consideration of the equity interests of AsiaFIN Holdings Corp. our Chief Executive Officer, Mr. Wong was compensated $1 HKD.

On December 23, 2019, AsiaFIN Holdings Corp., Malaysia Company acquired AsiaFIN Holdings Limited (herein referred to as the “Hong Kong Company”), a private limited company incorporated in Hong Kong. In consideration of the equity interests of AsiaFIN Holdings Limited our Chief Executive Officer, Mr. Wong was compensated $1 HKD.

Through our Hong Kong subsidiary, we are currently providing market research studies and consultancy services in the system solution and integration on unattended payment kiosk and payment processing to our clients which are payment solution companies in Malaysia. We intend to focus our consulting services on system integrations which will initially be contained to four areas which include Payment Processing, Regulatory Technology (REGTECH), Robotic Process Automation (RPA) and Self Service Unattended Payment Kiosks. All of these advisory service solutions we refer to as our “Focus Solutions”.

We have additional plans to develop our own software as well which we anticipate we will be able to be upload onto such payment processing kiosks or unattended payment stations, to accept payments, and also collect data. We also have plans, which we are still developing and exploring, to create a software solution through a Web-Based Middleware for financial institutions, and professional consulting firms alike to use for ongoing regulatory filings.

At a later date we may decide to expand upon our current plans and may also explore options of developing additional software types. We intend to utilize existing and future relationships that may be gained by our officers and directors as a means to expand our reach across the South East Asia region, which has a population of approximately 660 million individuals. We believe this market provides us a large pool of businesses that may benefit from our current and future service offerings and or software that may become available as our business plan progresses.

Our Offering

We have authorized capital stock consisting of 600,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 200,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). We have 72,482,500 shares of Common Stock and no shares of Preferred Stock issued and outstanding. Through this offering we will register a total of 9,841,250 shares. These shares represent 1,000,000 additional shares of common stock to be issued by us and 8,841,250 shares of common stock by our selling stockholders. We may endeavor to sell all 1,000,000 shares of common stock after this registration becomes effective. Upon effectiveness of this Registration Statement, the selling stockholders may also sell their own shares. The price at which we, the company, offer these shares is at a fixed price of $1.00 per share for the duration of the offering. The selling stockholders will also sell shares at a fixed price of $1.00 for the duration of the offering. There is no arrangement to address the possible effect of the offering on the price of the stock. We will receive all proceeds from the sale of our common stock but we will not receive any proceeds from the selling stockholders.

Our Chief Executive Officer, Wong Kai Cheong, will be selling shares of common stock on behalf of the Company simultaneously to selling shares of common stock in the Company from his own personal accounts. A conflict of interest may arise between Mr. Wong’s interest in selling shares for his own personal accounts, and in selling shares on the Company’s behalf.

Regarding the sale of Wong Kai Cheong’s shares, such shares will be sold at a fixed price of $1.00 for the duration of the offering.

*The primary offering on behalf of the Company is separate from the secondary offering of the selling stockholders in that the proceeds from the shares of stock sold by the selling stockholders will go directly to them, not the Company. The same idea applies if the Company approaches or is approached by investors who then subsequently decide to invest with the Company. Those proceeds would then go to the Company. Whomever the investors decide to purchase the shares from will be the beneficiary of the proceeds. None of the proceeds from the selling stockholder’s will be utilized or given to the Company. Mr. Wong will clarify for investors at the time of purchase whether the proceeds are going to the Company or directly to himself.

*We will notify investors by filling a post-effective amendment to our registration statement that will be available for public viewing on the SEC Edgar Database of any such extension of the offering.

Securities being offered by the Company

1,000,000 shares of common stock, at a fixed price of $1.00 offered by us in a direct offering. Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Securities being offered by the Selling Stockholders	8,841,250 shares of common stock, at a fixed price of $1.00 offered by selling stockholders in a resale offering. As previously mentioned this fixed price applies at all times for the duration of the offering. The offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus, unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Offering price per share	We and the selling shareholders will sell the shares at a fixed price per share of $1.00 for the duration of this Offering.

Number of shares of common stock outstanding before the offering of common stock	72,482,500 common shares are currently issued and outstanding.

Number of shares of common stock outstanding after the offering of common stock	73,482,500 common shares will be issued and outstanding if we sell all of the shares we are offering.

The minimum number of shares to be sold in this offering	None.

Market for the common shares	There is no public market for the common shares. The price per share is $1.00.

We may not be able to meet the requirement for a public listing or quotation of our common stock. Furthermore, even if our common stock is quoted or granted listing, a market for the common shares may not develop.

The offering price for the shares will remain at $1.00 per share for the duration of the offering.

Use of Proceeds	We intend to use the gross proceeds from this offering to us to fund our day to day operations, to attend regional and national exhibitions, to pay for marketing and promotional activities, to hire staff, to pay for ongoing Reporting Requirements and to cover any fees related to further business development.

Termination of the Offering

This offering will terminate upon the earlier to occur of (i) 365 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all 9,841,250 shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days. At any time and for any reason we may also terminate the offering.

Terms of the Offering	Our Chief Executive Officer will sell the 1,000,000 shares of common stock on behalf of the company, upon effectiveness of this registration statement, on a BEST EFFORTS basis.
Subscriptions:	All subscriptions once accepted by us are irrevocable.
Registration Costs	We estimate our total offering registration costs to be approximately $27,500.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell common stock and seeking offers to common stock only in jurisdictions where offers and sales are permitted.

RISK FACTORS

Please consider the following risk factors and other information in this prospectus relating to our business before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We consider the following to be the material risks for an investor regarding this offering. Our company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount.

An investment in our common stock is highly speculative, and should only be made by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this report before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Risks Relating to Our Company and Our Industry

Our business operations may be materially and adversely affected by the outbreak of the Coronavirus (“COVID-19”).

An outbreak of respiratory illness caused by the novel coronavirus, commonly referred as “COVID-19” emerged in late 2019 and has spread globally. The COVID-19 is considered to be highly contagious and poses a serious public health threat. The World Health Organization labeled the COVID-19 outbreak as a pandemic on March 11, 2020, given its threat beyond a public health emergency of international concern the organization had declared on January 30, 2020.

The epidemic has resulted in social-distancing restrictions, travel restrictions, and the temporary closure of stores and facilities during the past few months. The negative impacts of the COVID-19 outbreak on our business include:

-	The uncertain economic conditions may refrain clients from engaging our services.

-	The operations of businesses in our industry have been, and could continue to be, negatively impacted by the epidemic, which may in turn adversely impact their business performance.

We are unable to accurately predict the impact that the COVID-19 will have due to various uncertainties, including the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak globally, and effectiveness of the actions that may be taken by governmental authorities. Additionally, it is possible that we may face similar difficulties from future should there be, at any point, another global pandemic.

If we are unable to hire qualified personnel and retain or motivate key personnel, we may not be able to grow effectively.

Our future success depends on our continuing ability to identify, hire, develop, motivate and retain skilled personnel for all areas of our organization. Competition in our industry for qualified employees is very intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

Mr. Wong will be able to sell his shares at any time during the duration of this offering. This may pose a conflict of interest since Mr. Wong is also selling shares on behalf of the company in this offering. It is possible that this conflict of interest could affect the ultimate amount of funds raised by the Company. This could negatively affect your investment.

Mr. Wong is going to sell shares on behalf of the Company in this offering. Mr. Wong will be able to simultaneously sell shares of stock for his own accord that are registered for resale pursuant to this offering. This conflict of interest could divert Mr. Wong’s time and attention in selling shares on behalf of the Company since he will also be able to sell his own shares. This could result in less capital raised by the company, and a lessened desire for investors to purchase shares. As a result of this potential conflict of interest your investment could be adversely affected.

We might not implement successfully strategies to increase adoption of our Focus Solutions which would limit our growth.

Our future profitability will depend, in part, on our ability to successfully implement our strategy to increase adoption of our Focus Solutions. We cannot assure you that the relatively new market for our Focus Solutions will remain viable. We expect to invest substantial amounts to:

-	Drive consumer and customers awareness of our Focus Solutions;

-	Encourage consumers and Customers to sign up for and use our Focus Solutions;

-	Enhance our infrastructure to handle customers data;

-	Continue to develop state of the art, easy-to-use technology;

-	Increase the number of customers to use our Focus Solutions; and

-	Diversify our customer base.

Our investment in these programs will affect adversely our short-term profitability. Additionally, we may fail to implement successfully these programs or to increase substantially adoption of our product and services by customers who pay for the service. This would impact revenues adversely, and cause our business to suffer.

We have limited operating history and face many of the risks and difficulties which are frequently encountered by company in the developmental stage.

We are a development stage company, and to date, our development efforts have been focused primarily on the development and marketing of our business model. We have limited operating history for investors to evaluate the potential of our business development. We have not built our client base. In addition, we also face many of the risks and difficulties inherent in introducing our services. These risks include the ability to:

·	Develop a feasible and effective business plan;

·	Attract clients with great prospects;

·	Meet clients’ standards;

·	Implement advertising and marketing plans;

·	Attain client loyalty;

·	Maintain current strategic relationships and develop new strategic relationships;

·	Respond effectively to competitive pressures;

·	Continue to develop and upgrade our service; and

·	Attract, retain and motivate qualified personnel.

Our future will depend on our ability to bring our service to the market place and society, which requires proper and organized planning of providing a platform that is able to offer viable business solution, growth model and corporate development to the members in order to assist in their companies’ growth and expansion as well as increase every member’s loyalty towards the Company. The results of our operations can also be affected by our ability to enhance our services or to deliver consistent high quality services to increase our competitive presence.

If we are unable to compete successfully in our market place, it will harm our business.

There are similar services in current marketplace that compete with our core operating activities. Certain of these competitors and potential competitors have longer operating histories, substantially greater service development capabilities and financial, commercial and marketing resources. Competitors and potential competitors may also innovate services that are more effective or have other potential advantages compared to our service plan. In addition, research, development and commercialization efforts by others could render our services provided obsolete or non-competitive. Certain of our competitors and potential competitors have broader services offerings and extensive client bases, allowing them to adopt aggressive pricing policies that would enable them to gain market share. Competitive pressures could result in price reductions, reduced margins and loss of market share. We could encounter potential members that, due to existing relationships with our competitors, are committed to services offered by those competitors. As a result, those potential members may not consider utilizing our services.

Our business and marketing plans may be unsuccessful, which means that we may not be able to continue operations as a going concern.

Our ability to continue as a going concern is dependent upon our generating cash flow that is sufficient to fund operations or finding adequate investment or borrowed capital to support our operations. To date we have relied entirely on equity financing from our shareholders to fund our operations. Our business and marketing plans may not be successful in achieving a sustainable business and generating revenues. We have no arrangements in place for sufficient financing to be able to fully implement our business plan. If we are unable to continue as planned currently, we may have to curtail some or all of our business plan and operations. In such case, investors will lose all or a portion of their investment.

We currently have been generating operating losses, and we may never achieve profitability.

We have had and we expect to continue to have losses in the near term and will rely on capital funding or borrowings to fund our operations. To date, capital funding has been limited in amount. We cannot predict whether or not we will ever become profitable or be able to continue to find capital to support our development and business plan.

We will require additional capital in the future, which may not be available on terms acceptable to us, or at all.

Our future liquidity and capital requirements will depend upon numerous factors, including the success of our offerings and market developments. We will to need to raise funds through public or private financings, strategic relationships or other arrangements. There can be no assurance that such funding, will be available on terms acceptable to us, or at all. Furthermore, any equity financing will be dilutive to existing stockholders, and debt financing, if available, may involve restrictive covenants that may limit our operating flexibility with respect to certain business matters. If funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences or privileges senior to those of the holders of our existing capital stock. If adequate funds are not available on acceptable terms, we may not be able to continue operating, develop or enhance Focus Solutions, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, operating results and financial condition.

We do not currently have a fully developed marketing plan, and as such we may not generate as much revenue as we anticipate.

Presently, we do not have a definitive marketing plan to acquire customers. It will take us time to develop a concrete marketing plan, and in the interim we will likely not be generating significant revenue or, in a worst-case scenario, any revenue at all.

Our operating results may be variable, and therefore our future prospects may be difficult for investors and analysis to assess.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors. Due to our limited operating history, we believe it will be difficult to accurately forecast our revenues and operating results in our market launch phases. Factors that may slow or harm our business or cause our operating results to fluctuate include the following:

• The market acceptance of, and demand for, our delivered services on financial ecosystem technology;

• Our inability to attract new clients and retain existing clients’ loyalty at a reasonable cost;

• Changes in alternative technologies, industry standards and clients’ preferences;

• Our inability to attract and retain key personnel;

• Economic conditions affecting our potential clients;

• Extraordinary expenses such as litigation; and

• Our failure to penetrate into new and different geographical markets.

Any change in one or more of these factors, as well as others, could cause our annual or quarterly operating results to fluctuate. Any change in one or more of these factors could reduce our gross margins in future periods.

The economy of the Asia region in general might not grow as quickly as expected, which could adversely affect our revenues and business prospects.

Our business and prospects depend on the continuing development and expansion of the consulting industry in the Asia region, which in turn depends upon the continuing growth of the economy of Asia in general, as well as product and service providers. We cannot assure you, however, that the Asia consulting industry will continue to grow at the same pace as in the past.

Due to the fact that a small number of existing shareholders own a large percentage of the Company’s voting shares, future investors will have minimal influence over shareholder decisions.

Existing management has significant share ownership in the Company and will retain control of the Company in the future. As a result of such ownership concentration, our officers and directors will have significant influence over the management and affairs of the Company and its business. It will also exert considerable, ongoing influence over matters subject to shareholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of the Company. This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, even if such a transaction would benefit other shareholders.

Currency exchange rate fluctuations may increase our costs.

The exchange rates between the U.S. dollar and non-U.S. currencies in which we conduct our business have and will likely fluctuate in the future. Any appreciation in the value of these non-U.S. currencies would result in higher expenses for our Company. We do not have any hedging arrangements to protect against such exchange rate exposures.

We lack risk management methods, our business, reputation and financial results may be adversely affected.

We currently do not have methods to identify, monitor and manage risks with respect to our financial ecosystem provider business model. If any of such risks were to materialize, our business, reputation, financial condition and operating results could be materially and adversely affected. In addition, our insurance policies may not provide adequate coverage.

If our Chief Executive Officer (CEO) and our Director leave the company prior to securing suitable replacements, we will be left without management and our business operations might need to be suspended or cease entirely all together.

We depend on the services of our CEO, Mr. Wong, and our Director, Mr. Seah, who are responsible for making corporate decisions which have significant impact on our operations. The loss of the services of our CEO and Director could have an adverse effect on our business, financial condition and results of operations. There is no assurance that they will not leave the company or compete against us in the future, as we presently have no employment agreement with him. In such circumstance, we may have to recruit qualified personnel with competitive compensation packages, equity participation and other benefits that may affect the working capital available for our operations. Our failure to attract additional qualified employees or to retain the services of our CEO and Director could have a material adverse effect on our operating results and financial condition. We will fail without appropriate replacements.

Due to the fact that we are a publicly reporting company we will continue to incur significant costs in staying current with reporting requirements. Our management will be required to devote substantial time to compliance initiatives. Additionally, the lack of an internal audit group may result in material misstatements to our financial statements and ability to provide accurate financial information to our shareholders.

Our management and other personnel will need to devote a substantial amount of time to compliance initiatives to maintain reporting status. Moreover, these rules and regulations, which are necessary to remain as an SEC reporting Company, will be costly because an external third-party consultant(s), attorney, or firm, may have to assist us in following the applicable rules and regulations for each filing on behalf of the company.

We currently do not have an internal audit group, and we may eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to have effective internal controls for financial reporting. Additionally, due to the fact that our officers and director have limited experience as an officer or director of a reporting company, such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders

We will need to increase the size of our organization, and we may encounter difficulties managing our growth, which could adversely affect our results of operations.

We are currently a development stage company. We will need to effectively manage our managerial, operational, financial and other resources in order to successfully pursue expansion, development and commercialization effort. To manage any growth, we will be required to continue to improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. We may be unable to successfully manage the expansion of our operations or operate on a larger scale and, accordingly, may not achieve our expansion, development and commercialization goals.

The recently enacted JOBS Act will allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. The Company meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will, among other things:

-be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

-be exempt from the "say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

-be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and instead provide a reduced level of disclosure concerning executive compensation; and

-be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $250 million and annual revenues of less than $100 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being required to provide only two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

Security and privacy breaches in our Focus Solutions may expose us to additional liability and result in the loss of customers, either of which events could harm our business and cause our stock price to decline.

Any inability on our part to protect the security and privacy of our Focus Solutions could have a material adverse effect on our profitability. A security or privacy breach could:

-	Expose us to additional liability;
-	Increase our expenses relating to resolution of these breaches; and
-	Deter customers from using our product.

We cannot assure you that our use of applications designed for data security will effectively counter evolving security risks or address the security and privacy concerns of existing and potential customers. Any failures in our security and privacy measures could have a material adverse effect on our business, financial condition and results of operations.

We could incur substantial losses from employee fraud and, as a result, our business would suffer.

The nature of our Focus Solutions makes us vulnerable to employee fraud or other internal security breaches. We cannot assure you that our internal security systems will prevent material losses from employees’ fraud. Although we will take every reasonable effort to ensure that employee fraud does not take place, we cannot make assurances that our efforts will be successful.

Our Focus Solutions might be used for illegal or improper purposes, which could expose us to additional liability and harm our business.

Despite measures we have taken to detect and prevent identify theft, unauthorized uses of credit cards and similar misconduct, our Focus Solutions remain susceptible to potentially illegal or improper uses. Despite measures we have taken to detect and lessen the risk of this kind of conduct, we cannot assure you that these measures will succeed. Our business could suffer if customers use our system for illegal or improper purposes.

We may experience breakdowns in our Focus Solutions that could damage customer relations and expose us to liability, which could affect adversely our ability to become profitable.

A system outage or data loss could have a material adverse effect on our business, financial condition and results of operations. To operate our business successfully, we must protect our payment processing and other systems from interruption by events beyond our control. Events that could cause system interruptions include:

-	Fire;
-	Flood
-	Earthquake;
-	Terrorist attacks;
-	Natural disasters;
-	Computer viruses;
-	Unauthorized entry;
-	Telecommunications failure;
-	Computer denial of service attacks; and
-	Power loss and country blackouts and lockdown.

We may not protect our proprietary technology effectively, which would allow competitors to duplicate our Focus Solutions. This would make it more difficult for us to compete with them.

Our success and ability to compete in our markets depend, in part, upon our proprietary technology. We rely primarily on copyright, trade secret and trademark laws to protect our technology including the source code for our proprietary software, and documentation and other proprietary information. We have not been granted any patents for features of our Focus Solutions. We cannot assure you that any of our patent applications will be granted or that if they are granted, they will be valid. A third party might try to reverse engineer or otherwise obtain and use our technology without our permission, allowing competitors to duplicate our product and services.

Risks Relating to the Company’s Securities

We do not intend to pay dividends on our common stock.

We have no intention to declare or pay any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Our securities have no prior market and an active trading market may not develop, which may cause our common stock to trade at a discount from the initial public offering price.

Prior to this offering there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock after this offering. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on or otherwise or how liquid that market might become. An active public market for our common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

We may never have a public market for our common stock or may never trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTCQB. In addition, it is possible that such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if it did develop, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Even if our shares become publicly quoted, your shares may not be “free-trading”.

Investors should understand that their shares of our common stock will not become “free-trading” merely because our Company is a publicly-quoted company.  In order for the shares to become “free-trading”, the shares must be registered, or entitled to an exemption from registration under applicable law.

There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

We may issue shares of preferred stock in the future which may adversely impact your rights as holders of our common stock.

Our Certificate of Incorporation authorizes us to issue up to 200,000,000 shares of preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. At this time we have no shares of preferred stock issued and outstanding.

Our preferred stock does not have any dividend, conversion, liquidation, or other rights or preferences, including redemption or sinking fund provisions. However, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 and will be substantial, which may result in us having insufficient funds to expand our business or even to meet routine business obligations.

As a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will continue to incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $35,000 per year for the next few years and will be higher if our business volume and activity increases. As a result, we may not have sufficient funds to grow our operations.

State Securities Laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell Shares.

Secondary trading in our common stock may not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock cannot be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted.

Risks Relating to this Offering

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to AsiaFIN Holdings Corp. and held in our corporate bank account if the Subscription Agreements are in good order and the Company accepts the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

There is the risk that investors may lose their investment.

If our securities are not eligible for initial quotation, or if quoted, are not eligible for continued quotation on the OTCMarkets.com, OTC Marketplace, or a public trading market does not develop, purchasers of the shares of common stock may have difficulty selling or be unable to sell their securities, rendering their shares effectively worthless and resulting in a partial or complete loss of their investment.

Our management will have considerable discretion in how we use the net proceeds from this offering, and no representation can be made that use of proceeds will generate material revenues or materially improve our ability to further develop our services.

Our management will have considerable discretion in how we use the net proceeds from this offering, and no representation can be made that use of proceeds will generate material revenues or materially improve our ability to further develop our services and our platform. We intend to use the net proceeds for working capital, general corporate purposes, construction of our platform and the costs of continuing disclosure compliance.  Even if we generate material revenues, we currently plan to seek additional capital following this offering.  No assurance can be given that any source of additional cash will be available to us. If no source of additional cash is available to us, we may have to significantly reduce the scope of our operations.

If an active, liquid trading market for our common stock does not develop, you may not be able to sell your shares quickly or at or above the initial offering price.

There has not been a public market for our common stock. An active and liquid trading market for our common stock may not develop or be sustained following this offering. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. You may not be able to sell your shares quickly or at or above the initial offering price. The initial public offering price will be determined by negotiations with the representatives of the underwriters. This price may not be indicative of the price at which our common stock will trade after this offering, and our common stock could trade below the initial public offering price.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at, or above, the initial public offering price and the price of our common stock may fluctuate significantly.

After this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

  Changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the leisure travel environment;
  Changes in key personnel;
  Entry into new geographic markets;
  Actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;
  Fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;
  The public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
  Announcements relating to litigation;
  Guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
  Changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;
  The development and sustainability of an active trading market for our common stock;
  Future sales of our common stock by our officers, directors and significant stockholders; and
  Changes in accounting principles.

These and other factors may lower the market price of our common stock regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the initial public offering price.

We will have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively. This could affect our profitability and cause our stock price to decline.

Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We currently intend to use the net proceeds for collateral requirements to support our transaction processing activities, capital expenditures and other general corporate purposes including continued international expansion and development of additional product functionality. We have not finalized yet the amount of net proceeds that we will use specifically for each of these purposes. We may use the net proceeds for corporate purposes that do not result in our profitability or increase our market value.

FINRA sales requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

We may be subject to the penny stock rules which will make shares of our common stock more difficult to sell.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, which means that we are not going to engage the services of an underwriter to sell the shares. We intend to sell our shares through our Chief Executive Officer Mr. Wong, who will receive no commission. There is no guarantee that he will be able to sell any of the shares. Unless he is successful in selling all of the shares of our Company’s offering, we may have to seek alternative financing to implement our business plan.

Shares sold by the selling shareholders may limit the amount of proceeds raised in the primary offering

As the Company is only selling 1,000,000 of the 9,841,250 shares being registered in this offering, this may result in competition between the Company and the Selling Shareholders who may offer to the same investor groups. As such, it may limit the amount the Company is able to raise in the primary offering.

We will require additional funding to satisfy our future capital needs, and future financing strategies may adversely affect holders of our common stock.

Our operations will require significant additional funding due to the absence of any meaningful revenues in the near future. We do not know whether additional financing will be available to us on favourable terms or at all. To the extent we are successful in raising additional capital by issuing equity securities, our stockholders are likely to experience substantial dilution. Any additional equity securities we issue may have rights, preferences or privileges senior to those of existing holders of stock. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favourable to us. There can be no assurance that we will be able to obtain adequate capital funding in the future to continue operations and implement our strategy. As a result of these uncertainties, there is substantial doubt about our ability to continue as a going concern.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

We will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and the OTC Markets. Our executive officers and other personnel will need to devote substantial time to these rules and regulations. These rules and regulations are expected to increase our legal and financial compliance costs and to make some other activities more time-consuming and costly. These rules and regulations may also make it difficult and expensive for us to obtain directors' and officers' liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers of the Company, which may adversely affect investor confidence and could cause our business or stock price to suffer.

We will incur ongoing costs and expenses for SEC reporting and compliance. Without revenue, we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

The estimated cost of this registration statement is $27,500. After the effective date of this prospectus, we will be required to file annual, quarterly and current reports, or other information with the SEC as provided by the Securities Exchange Act. We plan to contact a market maker immediately following the close of the offering and apply to have the shares quoted on the OTCQB. To be eligible for quotation, issuers must remain current in their filings with the SEC. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a portion of our available cash resources. The costs associated with being a publicly traded company in the next 12 months will be approximately $35,000. If we are unable to generate sufficient revenues to remain in compliance it may be difficult for you to resell any shares you may purchase, if at all. Also, if we are not able to pay the expenses associated with our reporting obligations we will not be able to apply for quotation on the OTCQB.

The Company is electing to not opt out of JOBS Act extended accounting transition period. This may make its financial statements more difficult to compare to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company’s financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

Emerging Growth Company

The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

·	be temporarily exempted from the internal control audit requirements Section 404(b) of the Sarbanes-Oxley Act;

·	be temporarily exempted from various existing and forthcoming executive compensation-related disclosures, for example: “say-on-pay”, “pay-for-performance”, and “CEO pay ratio”;

·	be temporarily exempted from any rules that might be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or supplemental auditor discussion and analysis reporting;

·	be temporarily exempted from having to solicit advisory say-on-pay, say-on-frequency and say-on-golden-parachute shareholder votes on executive compensation under Section 14A of the Securities Exchange Act of 1934, as amended;

·	be permitted to comply with the SEC’s detailed executive compensation disclosure requirements on the same basis as a smaller reporting company; and,

·	be permitted to adopt any new or revised accounting standards using the same timeframe as private companies (if the standard applies to private companies).

Our company will continue to be an emerging growth company until the earliest of:

·	the last day of the fiscal year during which we have annual total gross revenues of $1.07 billion or more;

·	the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act;

·	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

·	the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

SUMMARY OF OUR FINANCIAL INFORMATION

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the “Management’s Discussion and Analysis” section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

ASIAFIN HOLDINGS CORP.

CONSOLIDATED BALANCE SHEET

As of August 31, 2020 and August 31, 2019

(Currency expressed in united states dollars (“US$”), except for number of shares)

(Audited)

	As of August 31, 2020	As of August 31, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	514,231	12
Deposits paid, prepayments and other receivables	1,249	-
Accounts receivable	18,000	-
Total Current Assets	$533,480	$12

TOTAL ASSETS	$533,480	$12

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Other payables and accrued liabilities	11,709	-
Accounts payable	12,600	-
Income tax payable	644
TOTAL CURRENT LIABILITIES	$24,953	$-

TOTAL LIABILITIES	$24,953	$-

STOCKHOLDERS’ EQUITY
SHAREHOLDER EQUITY
Preferred shares, $0.0001 par value; 200,000,000 shares authorized; None issued and outstanding	-	-
Common Shares, par value $0.0001; 600,000,000 shares authorized, 72,482,500 and 100,000 shares issued and outstanding as of August 31, 2020 and August 31, 2019 respectively	7,248	10
Merger reserve	-	2
Additional paid-in capital	576,052	-
Accumulated losses	(74,773)	-
TOTAL STOCKHOLDERS’ EQUITY	$508,527	$12

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$533,480	$12

ASIAFIN HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the year/period ended August 31, 2020 and August 31,2019

(Currency expressed in united states dollars (“US$”), except for number of shares)

(Audited)

	For the year ended August 31, 2020	For the period ended August 31, 2019
REVENUE	$18,000	$-

COST OF REVENUE	(12,600)	-

GROSS PROFIT	5,400	-

OTHER INCOME	10,146	-

SELLING AND DISTRIBUTION EXPENSES	(3,052)	-

GENERAL AND ADMINISTRATIVE EXPENSES	(86,623)	-

LOSS BEFORE INCOME TAX	(74,129)	-

INCOME TAX PROVISION	(644)	-

NET LOSS	$(74,773)	$-
Other comprehensive loss:
- Foreign exchange translation adjustment	-	-

TOTAL COMPREHENSIVE LOSS	$(74,773)	$-

Net loss per share, basic and diluted:	$-	$-

Weighted average number of common shares outstanding - Basic and diluted	48,379,883	100,000

MANAGEMENT’S DISCUSSION AND ANALYSIS

Results of operations for the year/period ended August 31, 2020 and August 31, 2019

Revenues

For the year ended August 31, 2020, the Company generated revenue income in the amount of $18,000. The revenue generated was the result of services rendered to clients pursuant to market research and consultancy service on Unattended Payment Kiosk and payment processes. From the Company’s date of inception, June 14, 2019 to the period ended August 31, 2019, the Company did not generate revenue income.

Cost of Revenue and Gross Margin

For the year ended August 31, 2020, cost incurred in providing system development advisory services is $12,600. The Company generates Gross profits of $5,400. From the Company’s date of inception, June 14, 2019 to the period ended August 31, 2019, the Company did not have cost of revenues and gross income.

Other income

For the year ended August 31, 2020, the Company generated other income of $10,146 which was primarily gain from foreign currency translation arise during bank remittance of shares subscription. From the Company’s date of inception, June 14, 2019 to the period ended August 31, 2019, the Company did not generate other income.

Selling and Distribution Expenses

For the year ended August 31, 2020, the Company had selling and distribution expenses in the amount of $3,052 which was primarily comprised of travel fees of management. From the Company’s date of inception, June 14, 2019 to the period ended August 31, 2019, the Company did not have any selling and distribution expenses.

General and Administrative Expenses

For the year ended August 31, 2020, the Company had general and administrative expenses in the amount of $86,623, which was primarily comprised of professional fees, marketing expenses, website development expenses and employee reimbursement. From the Company’s date of inception, June 14, 2019 to the period ended August 31, 2019, the Company did not have any general administrative expenses.

Net Loss

For the year ended August 31, 2020, the Company has incurred a net loss of $74,773. From the Company’s date of inception, June 14, 2019 to the period ended August 31, 2019, the Company did not incur any losses.

Liquidity and Capital Resources

As of August 31, 2020 and August 31, 2019, we had $514,231 and $12 of cash and cash equivalents respectively. We expect increased levels of operating activities going forward will result in more significant cash flows.

We depend substantially on financing activities to provide us with the liquidity and capital resources we need to meet our working capital requirements and to make capital investments in connection with ongoing operations. From the Company’s date of inception June 14, 2019 to the year ended August 31, 2020, we have met these requirements primarily by sales of our common stock.

Cash Used in Operating Activities

For the year ended August 31, 2020, net cash used in operating activities was $69,069, which were the result of our net loss attributable to selling and distribution costs, and professional fees as well as other payables and accrued liabilities. From the Company's date of inception, June 14, 2019 to the period ended August 31,2019, the Company did not have cash used or generated in operating activities.

Cash Provided from Financing Activities

For the year ended August 31, 2020 and from the Company's date of inception, June 14, 2019 to the period ended August 31, 2019, net cash provided by financing activities were $583,288 and $12 respectively and was the result of monies collected from the sales of our common stock.

On June 14, 2019, the founder of the Company, Mr. Wong, purchased 100,000 shares of restricted common stock of the Company at a par value of $0.0001 per share. The monies from this transaction, which totaled $10, went to the Company to be used as initial working capital.

On December 20, 2019, the Company issued 21,900,000 shares of restricted common stock to Mr. Wong, with a par value of $0.0001 per share, for total additional working capital of $2,190.

On December 20, 2019, the Company issued 21,850,000 shares of restricted common stock to See Unicorn Ventures Sdn. Bhd., a company incorporated in Malaysia, with a par value of $0.0001 per share, for additional working capital of $2,185.

On December 20, 2019, the Company issued 10,000,000 shares of restricted common stock to SEATech Ventures Corp., a company incorporated in Nevada, with a par value of $0.0001 per share, for additional working capital of $1,000.

On December 20, 2019, the Company issued 8,000,000 shares of restricted common stock to Hoo, Swee Ping, with a par value of $0.0001 per share, for additional working capital of $800.

On December 20, 2019, the Company issued 5,000,000 shares of restricted common stock to AsiaFIN Talent Sdn. Bhd., a company incorporated in Malaysia, with a par value of $0.0001 per share, for additional working capital of $500.

On December 23, 2019, the Company issued 500,000 shares of restricted common stock to Lim, Kin Wan, with a par value of $0.0001 per share, for additional working capital of $50.

On December 23, 2019, the Company issued 300,000 shares of restricted common stock each to both Kang, Kok Seng Michael, and Tan, Hock Chye, with a par value of $0.0001 per share, for additional working capital of $60.

On December 23, 2019, the Company issued 50,000 shares of restricted common stock to Eng, Kin Hoong, with a par value of $0.0001 per share, for additional working capital of $5.

Between February 7, 2020 to June 30, 2020, the Company sold shares to 27 foreign parties, all of which do not reside in the United States. A total of 3,200,000 shares of restricted common stock were sold at a price of $0.10 per share. The total proceeds to the Company amounted to a total of $320,000.

Between July 20, 2020 to August 14, 2020, the Company sold shares to 46 foreign parties, all of which do not reside in the United States. A total of 1,282,500 shares of restricted common stock were sold at a price of $0.20 per share. The total proceeds to the Company amounted to a total of $256,500.

As of August 31, 2020, the Company had sold common stock amounting to total proceeds of $583,300.

In regards to all of the above transactions we claim an exemption from registration afforded by Section 4(2) and/or Regulation S of the Securities Act of 1933, as amended ("Regulation S") for the above sales of convertible notes since the sales of the convertible notes were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Plan of Operations

Over the course of the 12 months following this offering we plan to utilize any and all funds that we generate through the sale of company shares in several ways. The Company plans to allocate the bulk of the proceeds towards the event exhibition, marketing and promotion efforts. AsiaFIN plans to participate frequently in several international or regional scale industry roadshows, conferences and exhibitions to promote its solutions to potential markets in Asia. And with the participation in Award programs, AsiaFIN can be recognized as a premium solution provider in Asia. For example, Gulf Information Technology Exhibition (“GITEX”) Technology Week in Dubai, CES annual trade show organized by Consumer Technology Association in Las Vegas, Singapore Fintech Festival organized by Monetary Authority of Singapore in Singapore, and Robotic Process and Intelligence Automation Conference in Malaysia.

We will be presenting our company and services during the event day by our officers in the future. We believe that while displaying our company through customize exhibition stands, banners, counters, brochure and leaflet at these events or exhibition, will enable us to draw attentions from the participants. We will then network and registering these participants into our prospect list and database. Post event, we will utilize these connections by scheduling meetings in person with these prospects to demo our propose solutions, these propose solutions maybe currently owned by third party or own by us in future.

We have developed our website at https://asiafingroup.com/ to market our services, and we intent to utilize search engine marketing to improve the number visibility of our corporate website, once we have successfully raised some funds. We also plan to explore omnichannel marketing options through different social medias such as Twitter, LinkedIn and Facebook, to do a marketing campaign via direct messaging.

We also plan on reaching out to associations or any other organisations such as the FinTech Association of Malaysia (“FOAM”) once we have made contact thorough our marketing efforts. We plan to start email marketing campaign and send out emails to a large database that these organisations accumulated through their memberships, once we formalised any collaboration with these associations or organisations. All of the above marketing plans have not yet been determined in sufficient detail to outline at this time and remain under development.

In the event we sell all of our shares, the expenditure allocate to this event exhibition, marketing and promotion efforts is planned to amount to $100,000 however if only 25% of the shares are sold, the event exhibition, marketing and promotion efforts expenditure would be decreased to $25,000 The Company already set up an operating office in Menara KH, Malaysia. However, the company still need fund to conduct daily operation and carry out our marketing strategies. The expenditure of these funds will be an ongoing process throughout the 12 months preceding this offering and will include cost of online advertising, possible expenditures towards hiring marketing professionals to assist with our marketing efforts, and various advertising methods that have not, at this point in time, been entirely identified and will depend upon the number of shares we can sell.

Funds for day to day operations will be determined in the future and as our business progresses, but we anticipate this money will be utilized all throughout the year for various business expenses that cannot, at this time, be fully determined. We will also allocate some of our proceeds towards hiring additional staffs. This will occur, we anticipate, no sooner than 6 months subsequent to the offering, as we anticipate that is the time when we will require additional staffs.

With the sole exception of our offering expenses, all of the uses for the proceeds we hope to generate through the sale of our shares will remain the same, but the scale upon which they are implemented will vary. As a result, if we are not able to allocate enough funds towards our operating initiatives in the next 12 months, the results of our operations may materially suffer.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Going Concern Uncertainties

The accompanying financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of August 31, 2020, the Company suffered operating losses and had an accumulated deficit of $74,773. The continuation of the Company as a going concern through August 31, 2020, is dependent upon improving the profitability and the continuing financial support from its stockholders. Management believes the existing shareholders or external financing and revenue generated by offering our financial services to company will provide the additional cash needed to meet the Company's obligations as they become due.

These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements included herein do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result in the Company not being able to continue as a going concern.

INDUSTRY OVERVIEW

This section includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this section, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Due to the diverse nature of our various business activities, we are active in four different industries described below:

Payment Market - Asian Market

Asia stands at the forefront of payment innovation, particularly in regards to digital and online payments, accounting for 51% of the global market share. Asia’s market share of the global payment market grew 6% in 2020, and is projected to achieve a Compound Annual Growth Rate (“CAGR”) of 6% from 2019 to 2024, slightly above the global GDP rate of 5%, with the majority of growth evidenced in countries in Southeast Asia.[1]

On the other hand, Southeast Asian countries continue to be defined by extraordinary rates of growth in digital payment markets, implying a CAGR of 21.3% in Malaysia, 20.2% in Vietnam, 18.6% in the Philippines and Indonesia. Digital adoption in Southeast Asian countries currently grows at a CAGR of 14%, and is expected to reach 292 million smartphone users by the end of 2020.[2]

Southeast Asian countries like Singapore, Malaysia, Indonesia, Myanmar have started to implement new payment methods like Faster payments, Bulk payments and online payments using electronic wallets since 2018. The adoption of these new payment methods has increased significantly, especially with the onset of the COVID 19 pandemic.

It is expected that the global digital payment market will increase at a CAGR of 6%, with total revenues increasing by $715 billion and surpassing $2.7 trillion by 2023. In emerging counties, electronic payments transactions are increasing at a rate of 22% over the next five years to support revenue growth. It is projected that the global payment market will remain fairly high at 14% CAGR for the next five years.[3]

Regtech – Asian Market

RegTech is the management of regulatory processes within the financial industry via technology, including regulatory monitoring, reporting and compliance. In recent years, there has been a strong regulatory focus on financial crime. The key drivers of RegTech adoption consist of compliance, cost and complexity. The ability of RegTech using technologies such as advanced analytics, robotic process automation and cognitive computing offer new efficiencies in compliance, which offers a lower cost.[4]

The RegTech market is expected to grow at a CAGR of 23.5%, from USD 4.3 billion to USD 12.3 billion by 2023. Asia-Pacific is expected to become the new engine of Regtech growth and innovation, contributing 20% of the global market share, lagging behind only the American market. While most RegTech firms are based in the United States and Europe, local players are starting to appear in Asia especially in Malaysia.[5]

Monetary Authority of Singapore (MAS) adopted RegTech at an early stage in 2017 along with the release of the “Financial Services Industry Transformation Map” to make Singapore the leading global financial centre in Asia. In September 2020, MAS was awarded the “Global Impact” award at the Central Banking FinTech RegTech awards.[6] On the other hand, Hong Kong plans to launch a series of RegTech specific projects focusing on AML, prudential risk management and compliance, study on machine-readable regulations and exploration of RegTech.

In Malaysia, Bank Negara Malaysia (BNM) has initiated a standard reporting platform based on XBRL in 2012, which requires all Reporting Entities (RE) to adopt RegTech in their data reporting systems. This includes all statistics reporting, credit risk and international transactions exposure assets and liabilities. Similar initiatives have been adopted by the Securities Commission for all publicly listed companies.

The RegTech industry is now moving into the third stage from ‘know your customer’ to ‘know your data’, as financial institutions start to view risks and regulations as data and prediction problems that can be addressed by technology. Despite the popularity of adopting RegTech, it is not a solution for all corporate governance and risk management issues. Data quality is a major key factor to ensure the accuracy and efficiency of RegTech.

Hence, Companies may require data quality improvement beforehand in a more well-mannered way, and may adopt a hybrid of humanity and RegTech in order to make compliance decisions, as opposed to a full dependence on technology.[7] Therefore, with accurate data quality, the potential of RegTech can be maximized and can be used in different industries to improve efficiency and effectiveness.

Robotic Process Automation - Asian Market

Robotic Process Automation (RPA) also called “intelligent automation” or “smart automation” refers to advanced technologies that can be programmed to perform a series of tasks, like data manipulation, triggering responses, and creating necessary communication with other processes and systems. RPA is similar to traditional IT automation but the major difference between these technologies is that RPA is, itself, capable of learning and is adaptive to changing circumstances, while a traditional IT automation system is not.[8] In Asia-Pacific, the RPA market size is estimated to be USD $29 Billion, implying 203% growth by 2021.[9]

The factor that is driving the growth of this market is the high level of cost savings for businesses. Since robots are utilized for the processes it helps reduce operational costs and also the costs arising from human error. Thus, a onetime investment on RPA ensures high returns to businesses who are more than eager to integrate these processes in their workflows. The adoption of RPA among SMEs, especially financial services, are causing market growth to thrive. The increasing shift toward cloud-based solutions and the increasing adoption of robot-based solutions in different industries are expected to create new opportunities for the establishment of the robotic process automation market globally. Asia-Pacific is expected to emerge as the fastest growing market during the forecasted period. The development of Asian countries and the demand for consumer electronic products is forcing manufacturers to adopt cost-effective technology in the manufacturing process. With rapid advancements in digitization and information technology, the Asia Pacific region is expected to grow at the highest CAGR in robotic process automation market.

The cost of Labour in the Southeast Asia region has required the significant use of RPA to augment the need to hire more staff to perform mundane and repetitive tasks. The use of RPA has been the buzz word in all business sectors starting in Singapore, Malaysia, Thailand, Philippines and Indonesia.

Unattended Payment Kiosk – Asian Market

The world is moving to a technological era where human interaction to perform daily tasks is falling rapidly. The unattended and self-service kiosk market worldwide was valued at US$ 23.45 billion in 2018 and is set to grow with a CAGR of 9.1% during the forecast period[10]. The market is primarily driven by the growing adoption of smart technologies in retail and banking industries. Globally, unattended or self-service kiosk desks are being implemented mainly to develop operational efficiency with the aim of time management. Additionally, the development of modern infrastructure and smart cities is increasing the significance of kiosks and thus has spurred its adoption across various developed and developing regions. Furthermore, apart from commercial applications, self-service kiosks systems have gained momentum in the industrial sector.

As mentioned earlier, payment at a kiosk is often the preferred option for consumers these days, as kiosks are benefiting from vastly improved designs and are leveraging artificial intelligence (AI) technology to meet consumers’ needs. Meeting consumers’ needs also means that use cases will proliferate — as will the settings in which smart kiosks will be found.[11] In the long run, companies could reduce costs by being able to serve more customers with the same number of, or fewer, staff, and kiosks are also very effective in terms of retail space.

With the recent Covid-19 outbreak that has negatively affected the world, society prefers to perform their tasks, such as paying utility bills, without any human interaction. As such, the unattended payment kiosk could see a further increase in popularity as an alternative method of payment.

[1] Global Payments Report 2019: Amid sustained growth, accelerating challenges demand bold actions -https://www.mckinsey.com/~/media/McKinsey/Industries/Financial%20Services/Our%20Insights/Tracking%20the%20sources%20of%20robust%20payments%20growth%20McKinsey%20Global%20Payments%20Map/2019-Global-Payments-Report.ashx

[2] The Next 600 million -
https://www.adyen.com/dam/jcr:72351376-9e2e-4f30-84d1-d5612fe2c48d/VID-1591%2

[3] Global Payments Report 2019: Amid sustained growth, accelerating challenges demand bold actions -https://www.mckinsey.com/~/media/McKinsey/Industries/Financial%20Services/Our%20Insights/Tracking%20the%20sources%20of%20robust%20payments%20growth%20McKinsey%20Global%20Payments%20Map/2019-Global-Payments-Report.ashx

[4] There’s a revolution coming: Embraving the challenge of the new RegTech era - https://assets.kpmg/content/dam/kpmg/cn/pdf/en/2019/06/embracing-the-challenge-of-the-new-regtech-era.pdf

[5] The Evolving regtech Landscape in Asia -
https://www.brinknews.com/the-evolving-regtech-landscape-in-asia/

[6] Asia-Pacific financial services regulatory outlook 2019 - https://www2.deloitte.com/content/dam/Deloitte/au/Documents/financial-services/deloitte-au-fs-apac-regulatory-outlook-2019-140119.pdf

[7] Is RegTech The Answer To Corporate Governance And Risk Management Issues? - https://www.forbes.com/sites/nizangpackin/2019/02/08/is-regtech-the-answer-to-corporate-governance-and-risk-management-issues/#5a238c2ffb49

[8] Robotic process automation market- growth, trends, and forecast (2019 - 2024) -https://www.mordorintelligence.com/industry-reports/robotic-process-automation-market

[9] Adoption of RPA in Asia – Myth or Reality? -
https://www.pwccn.com/en/consulting/publications/adoption-of-rpa-in-asia.pdf

[10] The Interactive and Self-Service Kiosk Market to 2027 - Growing Adoption of Smart Technologies in Retail and Banking Industries is the Primary Driver

https://www.prnewswire.com/news-releases/the-interactive-and-self-service-kiosk-market-to-2027---growing-adoption-of-smart-technologies-in-retail-and-banking-industries-is-the-primary-driver-301003887.html

[11] Looking Toward Unattended Retail’s ‘Bright Future’ At The Kiosk

https://www.pymnts.com/unattended-retail/2019/worldnet-kiosk-vending/

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this prospectus.

DESCRIPTION OF BUSINESS

Corporate History

AsiaFIN Holdings Corp., a Nevada corporation (“the Company”) was incorporated under the laws of the State of Nevada on June 14, 2019.

On June 14, 2019, Mr. Wong Kai Cheong was appointed Chief Executive Officer, President, Secretary, Treasurer and Director.

On June 14, 2019, the Company issued 100,000 shares of restricted common stock, with a par value of $0.0001 per share, to Wong Kai Cheong in consideration of $10. The $10 in proceeds went to the Company to be used as working capital. Mr. Wong serves as our Chief Executive Officer, President, Secretary, Treasurer and as member of our Board of Directors.

On December 18, 2019, we, “the Company” acquired 100% of the equity interests of AsiaFIN Holdings Corp. (herein referred to as the “Malaysia Company”), a private limited company incorporated in Labuan, Malaysia. In consideration of the equity interests of AsiaFIN Holdings Corp., our Chief Executive Officer, Mr. Wong was compensated $1 HKD.

On December 20, 2019, the Company issued 21,900,000 shares of restricted common stock to Wong Kai Cheong with a par value of $0.0001 per share, in consideration of $2,190. The $2,190 in proceeds went to the Company to be used as working capital.

On December 20, 2019, the Company issued 21,850,000 shares of restricted common stock to See Unicorn Ventures Sdn. Bhd., a company incorporated in Malaysia, with a par value of $0.0001 per share, in consideration of $2,185. The $2,185 went to the Company to be used as working capital. Our Director, Seah Kok Wah, is a shareholder of See Unicorn Ventures, Sdn. Bhd.

On December 20, 2019, the Company issued 10,000,000 shares of restricted common stock to SEATech Ventures Corp., a company incorporated in Nevada, with a par value of $0.0001 per share, in consideration of $1,000. The $1,000 went to the Company to be used as working capital. Seah Kok Wah is an Officer and Director of and also a shareholder of SEATech Ventures Corp., owning 21% of the voting power of SEATech Ventures Corp.

On December 20, 2019, the Company issued 8,000,000 shares of restricted common stock to Hoo Swee Ping, with a par value of $0.0001 per share, in consideration of $800. The $800 went to the Company to be used as working capital

On December 20, 2019, the Company issued 5,000,000 shares of restricted common stock to AsiaFIN Talent Sdn Bhd., a company incorporated in Malaysia, with a par value of $0.0001 per share, in consideration of $500. The $500 went to the Company to be used as working capital.

Mr. Kang Kok Seng Michael and Mr. Ng Kai Thim are each an Officer and Director of, and also the controlling shareholders of AsiaFIN Talent Sdn Bhd.

On December 23, 2019, AsiaFIN Holdings Corp., Malaysia Company acquired AsiaFIN Holdings Limited (herein referred to as the “Hong Kong Company”), a private limited company incorporated in Hong Kong. In consideration of the equity interests of AsiaFIN Holdings Limited, our Chief Executive Officer, Mr. Wong was compensated $1 HKD.

On December 23, 2019, the Company issued 500,000 shares of restricted common stock to Lim Kin Wan, with a par value of $0.0001 per share, in consideration of $50. The $50 went to the Company to be used as working capital.

On December 23, 2019, the Company issued 300,000 shares of restricted common stock each to both Kang Kok Seng Michael, and Tan Hock Chye, with a par value of $0.0001 per share, in consideration of $60. The $60 went to the Company to be used as working capital.

On December 23, 2019, the Company issued 50,000 shares of restricted common stock to Eng Kin Hoong, with a par value of $0.0001 per share, in consideration of $5. The $5 went to the Company to be used as working capital.

Between the period of February 7, 2020 to June 30, 2020, the Company sold shares of common stock to 27 foreign parties, all of which do not reside in the United States. A total of 3,200,000 shares of restricted common stock were sold at a price of $0.10 per share. The total proceeds to the Company amounted to a total of $320,000 and went to the Company to be used as working capital.

Between the period of July 20, 2020 to August 14, 2020, the Company sold shares of common stock to 46 foreign parties, all of which do not reside in the United States. A total of 1,282,500 shares of restricted common stock were sold at a price of $0.20 per share. The total proceeds to the Company amounted to a total of $256,500 and went to the Company to be used as working capital.

On August 12, 2020, Wong Kai Cheong sold shares of restricted common stock that he beneficially owned to 4 foreign parties, all of whom reside in Malaysia. A total of 50,000 shares of restricted common shares were transferred to the aforementioned 4 parties at a purchase price of $0.001 per share. The total proceeds to Mr Wong amounted to $50.

On September 18, 2020 Mr. Seah Kok Wah was appointed Director of the Company.

In regards to all of the above transactions we claim an exemption from registration afforded by Section 4a(2) and/or Regulation S of the Securities Act of 1933, as amended ("Regulation S") due to the fact that all sales of stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Business Information

AsiaFIN Holdings Corp., a Nevada Corporation, is a company that operates through its wholly owned subsidiary, AsiaFIN Holdings Corp., a Company organized in Labuan, Malaysia. It should be noted that our wholly owned subsidiary, AsiaFIN Holdings Corp., owns 100% of AsiaFIN Holdings Limited, the operating Hong Kong Company which is described below. All of the previous entities share the same exact business plan.

Note: The purpose of the Company’s Labuan, Malaysia subsidiary structure is for the Labuan, Malaysia subsidiary to act as a holding company. At the present time, we do not have definitive plans for which markets we will be expanding to, but we will utilize this subsidiary to prepare for future expansion efforts. The purpose of the Hong Kong Company is to function as the current regional hub, carrying out the majority of physical operations of the Company.

AsiaFIN Holdings Corp is currently providing market research studies and consultancy services pertaining to system solutions and integration of unattended payment Kiosks and payment processes to its clients, which are primarily payment solution companies in Malaysia. We aspire to enhance the efficiency of our clients’ financial services through information technology and by promoting a software solution through a Web-Based Middleware to our customers. Our mission is to become the “ecosystem enabler” through our solutions in Payment Processing, Regulatory Technology (REGTECH), Robotic Process Automation (RPA) and Unattended Payment Kiosks that help to facilitate the business operations, and assist with system integration, for merchants and entrepreneurs in Asia.

Below are the progressive stages on how we provide, or will provide, our services to our clients:

1.	Initiate – Our officers will schedule a meeting with potential clients. With the skill and knowledge of our officers, one of whom is a technical engineer himself, we will meet and attempt to understand the client’s business objectives and their business requirements through conversation.

2.	Assessment – Next, we will schedule a management team interview with our client where data or other information will be collected. Our officer(s) will assess the limitations the client is facing, and help the client identify their desired outcomes. A recommendation will usually be developed at this stage.

3.	Contracting – We will demonstrate a proposal of our recommended solution for the client’s system implementation purposes and provide our quotation for the services. When the recommendation is accepted, we will enter into a service agreement with our clients. At this stage, we are focused on providing consultancy services, and developing a plan of action, for our clients’ needs.

4.	Monitoring - Next, we will, subsequent to receiving an explanation from our client on their current system and resources, we will provide consultancy pertaining to an improved system implementation plan to our client. We will assist in monitoring the project integration progress and provide feedback to our client.

5.	Sign-off – After the implementation is completed, and the client is satisfied with the changes, we will send a sign-off form for our client to sign and the consulting process will end here. The duration of our services, from Initiation to Sign-Off, will vary widely based on the specific needs and goals of each client.

Payment Processing

As the cashless era is developing rapidly due to the ease of accessing the internet, people are slowly shifting from cash payment to e-payment in order to perform transactions. AsiaFIN intends to act as a consultant and payment solution advisor to financial institutions and payment providers to shape their strategy, co-create new payment services, and transform their payment solutions to a more optimized model for their business. The company believes that with a suitable model of payment solution, it will increase the likelihood of consumers using the payment system to perform day to day transactions. Payment gateway (it authorizes payments such as e-commerce transactions then securely transmits data to the processor to process) and payment processor (it connects the merchant accounts and the e-payment gateway to pass information securely to settle the payment) are two major components of a payment transaction.

In addition, AsiaFIN plans to develop software solutions on payment processing to financial institutions and payment providers through a Web-Based Middleware that is capable of supporting the Straight Through Processing (STP) of all types of payment transactions. AsiaFIN plans to approach digital software solution providers like Silverlake Axis Limited, Temenos, to acquire our solutions for the integration of their payment system to multiple payment gateways (e.g. Society for Worldwide Interbank Financial Telecommunications (SWIFT), Instant Interbank Fund Transfer (IBTF), Real Time Gross Settlement (RTGS), etc). Our solution intends to support all integration methods which include IBM Websphere MQ Series, etc. Our 3 main key points for the characteristics of our payment software solution are, flexibility, security, and scalability:

Flexibility – Our software would be flexible and extendable to interface with various types of payment gateways (e.g. SWIFT, RTGS, IBFT and etc);

Security – All data would be highly encrypted and can be decrypted only with our proprietary software; and

Scalability – Our solution shall be a stable product which is easy to configure to support 3-tier architecture (a client-server architecture in which the functional process logic, data access, computer data storage and user interface are developed and maintained as independent modules on separate platforms).

RegTech

Southeast Asian countries like Vietnam, Thailand, Cambodia, Indonesia and Malaysia, have different native languages and different business and financial reporting standards between each other country. This linguistic diversity has been a hindering factor in national integration and development in ASEAN, therefore there is a need to unify and standardize business and financial reporting to expediate the development of technology and digital business in ASEAN, which is essential in this Information Age. XBRL (eXtensible Business Reporting Language) is an open international standard reporting for digital business reporting and provides a standards-based way to communicate and exchange business information between business systems. Japan introduced XBRL in the early 2000s but the take-up rate for this standard has not been encouraging. Currently, Japan, Singapore and Malaysia are the only countries that have adopted this standard. Some of the reporting documents that are required to be prepared in XBRL format are Annual Returns and Financial Statements of companies in Singapore, specifically files submitted to the Accounting and Corporate Regulatory Authority (ACRA), a statutory board under the Ministry of Finance of the Singapore Government.

For other ASEAN countries like Vietnam, Thailand, Cambodia and Indonesia, they have not adopted XBRL because their reporting is completed in the official native language of these countries and is based on their own local business and financial reporting format and systems which are difficult to integrate with the XBRL reporting system.

AsiaFIN plans to develop a software solution on regulatory and financial reporting (RegTech) which could integrate with XBRL reporting and also other compliance reporting required by Regulatory agencies such as Central Bank, Securities Commission, Tax Authority Department and Companies Registry. Further, we hope to integrate with the Reporting system of ICT providers or digital software solution providers in these ASEAN countries like Vietnam, Thailand, Indonesia to ease and quicken the adoption of this reporting standard. We also plan to have strategic collaboration with the ICT providers and reporting software solution providers in these ASEAN countries. We believe with our CEO and director’s extensive experience in the Financial IT industry, professional network in the ICT industry and technological knowledge, it could ease the integration and collaboration process.

Additionally, the company plans to further develop this RegTech software solution, as mentioned above, in Web-Based Middleware model to support professional service providers such as business consultants, accountants, tax agents or tax consultants to manage all the regulatory report preparation and automated report submission in a single platform, in order for them to file their reports to the Regulatory Bodies.

Our solutions would provide facility to generate reports by integrating interfaces with source system. With this system, professional service provider firms and consultant firms would be able to extract data from source systems, massage and merge with required business rules and reporting logic, and make it into a report format required by Regulatory Bodies.

At present, all plans pertaining to the creation of a software solution on regulatory and financial reporting are in development, and we cannot state with any certainty how much time, capital, or other resources will be required to complete development of a RegTech platform.

Robotic Process Automation

The current macroeconomic regime for most countries face low labour supply growth, an ageing population, poor productivity growth, etc. which has increased the need to reduce their dependency on manual labour, especially in regards to repetitive and mundane. In addition, new electronic technology, telecommunications and the increase in computer expertise has given rise to an era of high-level automation which has resulted in the development of robotics and artificial intelligence (AI). The onset of the COVID 19 pandemic, with offices closed down due to movement control adopted by many countries, has further increased the need for a Robotic Process automation solution to ensure the continuity of business and company operations while reducing dependency on human labour.

The Company plans to develop Robotic Process Automation software solutions for financial institutions with a focus on the beginning stages of the financial institutions’ payment system pertaining to Customer Acquisition. Our system will automate the capturing of customer information from identity cards, Passports and other Identification peripherals. Our solution will automatically extract data from customers’ identity card, Passport, etc. and will immediately fill-in the forms, eliminating the friction and errors caused by manual input, through Optical Character Recognition technology. Information extracted from an official identification document will then be checked against existing financial institutions database for regulatory screening in Internal Blacklist Check, Anti Money Laundering, Credit Scoring Check, FATCA and Common Reporting Standard (CRS), etc. We are planning to mobilize the platform so that financial institutions could run their operations outside the branch with speedy operation turn-around time by automating the customer profile screening process. However, at the moment we do not have a definite plan for development, and it is possible that our current, preliminary, plans may change significantly over time.

AsiaFIN plans to first roll out our RPA solutions into South East Asia countries i.e. Malaysia, Singapore, Thailand, Indonesia and Myanmar and thereafter to other Asia countries like Dubai. In addition, AsiaFin will seek to form joint ventures or strategic collaborations with software solution providers in Asian countries to facilitate the integration of the system and also market development in Asian countries.

At present, all plans pertaining to the creation of Robotic Process Automation are in development and we cannot state with any certainty how much time, capital, or other resources will be required to complete development of a Robotic Process Automation solution.

Unattended Payment Kiosk

The usage of unattended payment kiosk is increasing rapidly, thereby resulting in a higher demand. There are different types of unattended payment kiosks, and many of them have different functions such as ticketing, bill payment, etc. Our intention is to provide consultancy services and solutions to unattended payment kiosk providers pertaining to the features of the unattended payment kiosks they intend to manufacture with new technology. With the experience of our officers and directors in Information and Communications Technology (ICT) industry, we believe that we are able to benefit unattended payment kiosk providers by making recommendations pursuant to the needs of consumers. The company also plans to have strategic collaboration with electronic payment system providers such as Touch ’n Go, a Malaysian well known provider for toll expressway and highway operators pertaining to system integration with unattended payment kiosks. At present, we do not have definitive plans, nor do we have a timeframe established, for when we may approach Touch’n Go regarding collaboration. We remain in the preliminary phase of our study on the potential integration of Touch ’n Go with unattended payment kiosks, and cannot state with certainty when we will progress beyond this phase.

Marketing

AsiaFIN plans to participate frequently in several international or regional scale industry roadshows, conferences and exhibitions to promote its Focus Solutions to potential markets in Asia. And with planned participation in Award programs, AsiaFIN can be recognized as a premium solution provider in Asia. For example, Gulf Information Technology Exhibition (“GITEX”) Technology Week in Dubai, CES annual trade show organized by Consumer Technology Association in Las Vegas, Singapore Fintech Festival organized by Monetary Authority of Singapore in Singapore, and Robotic Process and Intelligence Automation Conference in Malaysia.

We believe that while displaying our company through customized exhibition stands, banners, counters, brochures and leaflets at these events or exhibition, we will be able to draw attention from the participants. We will then network and register these participants into our prospective client list. Post event, we will utilize these connections by scheduling meetings in person with these prospects to demo our proposed solutions (these proposed solutions maybe currently owned by third party or own by us in future).

We have developed our website at https://asiafingroup.com/ to market our services, and we intend to utilize search engine marketing to improve the visibility of our corporate website, once we have successfully raised some funds. We also plan to explore omnichannel marketing options through different social medias such as Twitter, LinkedIn and Facebook, to do a marketing campaign via direct messaging.

We also plan on reaching out to associations or any other organisations such as the FinTech Association of Malaysia (“FOAM”) once we have made contact thorough our marketing efforts. We plan to start email marketing campaigns and send out emails to a large database associated with these organisations accumulated through their memberships, pending formalization of any collaboration with these associations or organisations.

In addition, AsiaFIN plans to create market expansion through joint ventures or strategic collaborations with software solution providers and unattended payment kiosk providers in ASEAN countries such as Philippines, Indonesia, Thailand, Singapore, Malaysia and will then further expand to the rest of countries in Asia. All of the above marketing plans have not yet been determined in sufficient detail to outline at this time, and remain under development.

Competition

AsiaFIN plans to operate in a highly competitive industry. We intend to focus on selling our Focus Solutions to companies in Asia, with a particular focus on ASEAN countries. Although there are numerous alternatives, we intend to distinguish ourselves by creating a strong relationship with our clients and by ensuring our commitment to provide exceptional solutions.

By ensuring high customer satisfaction for our clients, we hope to ensure repeat sales from the same customers and also generate the referral of new clients. In addition, AsiaFIN will participate strongly in industry roadshows and conferences to promote our solutions to potential markets in Asia. We intend to participate in Award programs, so we can be recognised as a premium solution provider in Asia. We intend to use all available social media, for example LinkedIn, Instagram, and Facebook to promote our solutions. Lastly, the Company intends to encourage our existing clients to furnish recommendation letters and organize signing ceremonies to further increase awareness of our solutions and AsiaFIN in the future.

Future Plans

For our future development, we plan to expand our business area where we will develop and gather technologies in Payment Processing, Regulatory Technology (REGTECH), Robotic Process Automation (RPA) and Unattended Payment Kiosk to solve and mitigate the problem of financial services. Many of our operations remain in the planning stages, and although we intend to continue development of all such plans, we cannot speak with any level of specificity at this time given the early stage of development that we are currently in. The Company intends to develop technology through building a network of clients that have different technology and connect them together.

Although at this present time the client base of our company is still limited, we intend to expand it in the future through increasing our exposure in the market.

We believe that we will need to hire an additional 30 to 50 employees which may include ICT consultants, project managers, software developers, analyst programmers, accountants and public relations in order to support the development of our Focus Solutions inclusive of future development which will require intensive research, development and testing efforts. It is therefore necessary for us to acquire office space from which we can conduct operations and conduct meetings with potential clients and development solutions.

We may also evaluate potential partners in the future which we feel may have some common qualities with our current operations. Our expansion strategy going forward will revolve around forming partnerships with local and international companies that may be willing to cooperate with us or promote our business to their own customers. We believe that by forging strategic relationships and partnerships we can expand our operations at a greater pace and with greater certainty than we would if we tried to expand on our own.

Employees

Our company consists of two employees which includes our Chief Executive Officer Mr. Wong, and our Executive Director, Mr. Seah. Currently, all of our employees, Officers and/or Directors have the flexibility to work on our business up to 30 hours per week, but are prepared to devote more time if necessary. As our business and operations increase, we plan to hire full time management, technical and administrative support personnel.

We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our employees, Officers and/or Directors.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $1.00. The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the securities offered for sale by the Company. There is no assurance that we will raise the full $1,000,000 as anticipated.

If 1,000,000 shares (100%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Funding of Day to Day Operations	$ 100,000
Event Exhibitions, Marketing and Promotional Activities	$ 100,000
Hiring Staff and Paying Salaries	$ 300,000
Payment for Ongoing Reporting Requirements	$ 200,000
Business Development Costs	$ 300,000
TOTAL	$ 1,000,000

If 750,000 shares (75%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Funding of Day to Day Operations	$ 75,000
Event Exhibitions, Marketing and Promotional Activities	$ 75,000
Hiring Staff and Paying Salaries	$ 225,000
Payment for Ongoing Reporting Requirements	$ 150,000
Business Development Costs	$ 225,000
TOTAL	$ 750,000

If 500,000 shares (50%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Funding of Day to Day Operations	$ 50,000
Event Exhibitions, Marketing and Promotional Activities	$ 50,000
Hiring Staff and Paying Salaries	$ 150,000
Payment for Ongoing Reporting Requirements	$ 100,000
Business Development Costs	$ 150,000
TOTAL	$ 500,000

If 250,000 shares (25%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Funding of Day to Day Operations	$ 25,000
Event Exhibitions, Marketing and Promotional Activities	$ 25,000
Hiring Staff and Paying Salaries	$ 75,000
Payment for Ongoing Reporting Requirements	$ 50,000
Business Development Costs	$ 75,000
TOTAL	$ 250,000

The above figures represent only estimated costs for the next 12 months. Funds may be allocated in differing quantities should the Company decide at a later date it would be in the Company’s best interests.

The Company estimates the costs of this offering at about $27,500. All expenses incurred in this offering are being paid for by the Company. The Company will utilize existing cash to pay for any offering expenses and does not intend to use any monies from offering proceeds to fund the offering.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCQB concurrently with the filing of this prospectus. In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock.

There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

DILUTION

The price of the current offering is fixed at $1.00 per share.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

The following table illustrates the dilution to the purchasers of the common stock in this offering.

Note: “Net increase to original shareholder” below is based upon a par value of $0.0001.

	(25% of the shares are sold in the offering)	(50% of the shares are sold in the offering	(75% of the shares are sold in the offering)	(100% of the shares are sold in the offering)
Offering Price Per Share	$1.00	$1.00	$1.00	$1.00
Book Value Per Share Before the Offering	$0.007	$0.007	$0.007	$0.007
Book Value Per Share After the Offering	$0.010	$0.014	$0.017	$0.020
Net Increase to Original Shareholder	$0.003	$0.007	$0.010	$0.013
Decrease in Investment to New Shareholders	$0.990	$0.986	$0.983	$0.980
Dilution to New Shareholders (%)	99.00%	98.60%	98.30%	98.00%

Net Value Calculation

If 100% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$508,527
Net proceeds from this offering	1,000,000
$1,508,527
Denominator:
Shares of common stock outstanding prior to this offering	72,482,500
Shares of common stock to be sold in this offering (100%)	1,000,000
73,482,500

Net Value Calculation

If 75% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$508,527
Net proceeds from this offering	750,000
$1,258, 527
Denominator:
Shares of common stock outstanding prior to this offering	72,482,500
Shares of common stock to be sold in this offering (75%)	750,000
73,232,500

Net Value Calculation

If 50% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$508,527
Net proceeds from this offering	500,000
$1,008,527
Denominator:
Shares of common stock outstanding prior to this offering	72,482,500
Shares of common stock to be sold in this offering (50%)	500,000
72,982,500

 Net Value Calculation

If 25% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$508,527
Net proceeds from this offering	250,000
$758, 527
Denominator:
Shares of common stock outstanding prior to this offering	72,482,500
Shares of common stock to be sold in this offering (25%)	250,000
72,732,500

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of 8,841,250 shares of our common stock.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of December 17, 2020 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Note: The Percent of common stock owned after offering (if all shares are sold) is calculated under the assumption 100% of the shares are sold herein pursuant to the offering by the selling shareholders and also that of the Company. Additionally, the selling shareholders are also deemed to be underwriters of this offering.

Name of selling stockholder	Shares of Common stock owned prior to offering	Shares of Common stock to be sold	Shares of Common stock owned after offering (if all shares are sold)	Percent of common stock owned after offering (if all shares are sold)
WONG, Kai Cheong (1)	21,950,000	500,000	21,450,000	29.59%
See Unicorn Ventures Sdn. Bhd. (2)	21,850,000	500,000	21,350,000	29.46%
SEATech Ventures Corp. (3)	10,000,000	500,000	9,500,000	13.11%
HOO, Swee Ping	8,000,000	500,000	7,500,000	10.35%
ASIAFIN Talent Sdn. Bhd. (4)	5,000,000	4,000,000	1,000,000	1.38%
LIM, Kin Wan	500,000	250,000	250,000	0.34%
KANG, Kok Seng Michael	300,000	150,000	150,000	0.21%
TAN, Hock Chye	300,000	150,000	150,000	0.21%
ENG, Kin Hoong	50,000	25,000	25,000	0.03%
WONG, Zi-Jun Jeremy (5)	500,000	250,000	250,000	0.34%
ONG, Hooi Chen Janet	500,000	250,000	250,000	0.34%
SAMEER Raj Kukreja	250,000	125,000	125,000	0.17%
MARK Victor Rozario	200,000	100,000	100,000	0.14%
GOH, Seng Kim Michael	150,000	75,000	75,000	0.10%
LEE, Kong Orl	150,000	75,000	75,000	0.10%
LEE, T’ng Yi	100,000	50,000	50,000	0.07%
TEY, Kock Yew	100,000	50,000	50,000	0.07%
YAP, Hai See	100,000	50,000	50,000	0.07%
LIM, Fong Chuen @ LIM, Fung Kim	100,000	50,000	50,000	0.07%
CHEW, Ah Moy	100,000	50,000	50,000	0.07%
CHIEN, Min Onn	100,000	50,000	50,000	0.07%
TAN, Siew Ching	100,000	50,000	50,000	0.07%
HOO, Swee Ee	100,000	50,000	50,000	0.07%
SAN, Wai Lik	100,000	50,000	50,000	0.07%
TAN, Ah Huat	100,000	50,000	50,000	0.07%
LIEW, Chee Keong	50,000	25,000	25,000	0.03%
CHAN, Poh Chee	50,000	25,000	25,000	0.03%
TAN, Hon Leong Bryan	50,000	25,000	25,000	0.03%
CHIEN, Su Jin Krystle	50,000	25,000	25,000	0.03%
LIM, Chee Khiang	50,000	25,000	25,000	0.03%
CHIEN, Eu Ming Shaun	50,000	25,000	25,000	0.03%
NG, Choon Aik	50,000	25,000	25,000	0.03%
CHIA, Lin Lin	50,000	25,000	25,000	0.03%
NG, Chin Keong	30,000	15,000	15,000	0.02%
LEE, Man Soon	10,000	5,000	5,000	0.01%
CHENG, Siang Wee	10,000	5,000	5,000	0.01%
YEOH, Cheng Liang	150,000	75,000	75,000	0.10%
CHA, Boon Kooi	100,000	50,000	50,000	0.07%
NG, Chai Keh	100,000	50,000	50,000	0.07%
CHEW, Huay Lan	50,000	25,000	25,000	0.03%
CHEW, Bee Hua	50,000	25,000	25,000	0.03%
CHEW, Choong Cheng	50,000	25,000	25,000	0.03%
TAN, Yee Hui	50,000	25,000	25,000	0.03%
HOO, Kick Hung	50,000	25,000	25,000	0.03%
POH, Sing Ee	50,000	25,000	25,000	0.03%
CHAU, Shu Kiaw	45,000	22,500	22,500	0.03%
TANG, Chin Yew	40,000	20,000	20,000	0.03%
LEE, Sook Kim	35,000	17,500	17,500	0.02%
TAN, Siz How	35,000	17,500	17,500	0.02%
SIA, Seng Heng	30,000	15,000	15,000	0.02%
LIM, Hwa Lean	25,000	12,500	12,500	0.02%
CHAI, Keng Min	25,000	12,500	12,500	0.02%
LOH, Teck Cheng @ LOH, Teck Ching	25,000	12,500	12,500	0.02%
NG, See Biing	25,000	12,500	12,500	0.02%
LIM, Chee Beng	25,000	12,500	12,500	0.02%
NG, Kai Thim	50,000	25,000	25,000	0.03%
CHOO, Khim Chiew	25,000	12,500	12,500	0.02%
SHAHRILNAZIM Bin Shaari	25,000	12,500	12,500	0.02%
SURESH John A/L Dennis	20,000	10,000	10,000	0.01%
CHIN, Yau Meng	20,000	10,000	10,000	0.01%
MOHD Faizan Bin Othman	20,000	10,000	10,000	0.01%
LIM, Hock Heng	15,000	7,500	7,500	0.01%
CHAN, Chun Ho	15,000	7,500	7,500	0.01%
CHAI, Yi Ting	12,500	6,250	6,250	0.01%
SIAO, Sze Aun Jason	12,500	6,250	6,250	0.01%
CHEAN, Pong Chuon	12,500	6,250	6,250	0.01%
CHEAM, Tong Liang	10,000	5,000	5,000	0.01%
OH, Kok Eng	10,000	5,000	5,000	0.01%
P. Ramesh A/L V Poobalasingam	10,000	5,000	5,000	0.01%
KAMALANATHAN A/L Chelliah	10,000	5,000	5,000	0.01%
BAHAROM Bin Embi	10,000	5,000	5,000	0.01%
TAY, Chie Wen	20,000	10,000	10,000	0.01%
VADAKETH Chacko George	10,000	5,000	5,000	0.01%
CHEW, Ai Whei @ Ervina	15,000	7,500	7,500	0.01%
LAU, Ying Ying	15,000	7,500	7,500	0.01%
SHAHRUL Nazron Bin Nawawi	5,000	2,500	2,500	0.00%
EZZEDINE Abdul Razak	5,000	2,500	2,500	0.00%
NICHOLAS Elam Shah	5,000	2,500	2,500	0.00%
NORSAZLINA Binti Miskim	5,000	2,500	2,500	0.00%
LINGAM, Prakash Pillai A/L Muthu	5,000	2,500	2,500	0.00%
CHUA, Teerin	5,000	2,500	2,500	0.00%
SHAMSUL Anuar Shamsuddin	5,000	2,500	2,500	0.00%
Total	72,482,500	8,841,250	63,641,250	87.80%

Notes to the above table:

(1) Mr. Wong Kai Cheong is our Chief Executive Officer and Director.

(2) Mr. Seah Kok Wah serves as our Director and is a shareholder of “See Unicorn Ventures Sdn. Bhd.”

(3) Seah Kok Wah is an Officer and Director of and is a shareholder of SEATech Ventures Corp.

(4) Mr. Kang Kok Seng Michael and Mr. Ng Kai Thim are each an Officer and Director of, and also the controlling shareholders of AsiaFIN Talent Sdn Bhd.

(5) Mr. Wong Zi-Jun Jeremy is the son of our Chief Executive Officer, Mr. Wong Kai Cheong.

PLAN OF DISTRIBUTION

The Company has 72,482,500 shares of common stock issued and outstanding as of the date of this prospectus. Pursuant to this offering the Company is registering for resale 8,841,250 shares of our common stock held by existing shareholders at a fixed price of $1.00 per share for the duration of the offering. The Company is also registering an additional 1,000,000 shares of its common stock for sale at the fixed price of $1.00 per share for the duration of the offering.

Our Chief Executive Officer, Wong Kai Cheong, will be selling shares of common stock on behalf of the Company simultaneously to selling shares of common stock in the Company from his own personal accounts. A conflict of interest may arise between Mr. Wong’s interest in selling shares for his own personal accounts, and in selling shares on the Company’s behalf.

Regarding the sale of Mr. Wong Kai Cheong’s shares, such shares will be sold at a fixed price of $1.00 for the duration of the offering.

*The primary offering on behalf of the Company is separate from the secondary offering of the selling stockholders in that the proceeds from the shares of stock sold by the selling stockholders will go directly to them, not the Company. The same idea applies if the Company approaches or is approached by investors who then subsequently decide to invest with the Company. Those proceeds would then go to the Company. Whomever the investors decide to purchase the shares from will be the beneficiary of the proceeds. None of the proceeds from the selling stockholder’s will be utilized or given to the Company. Mr. Wong will clarify for investors at the time of purchase whether the proceeds are going to the Company or directly to himself.

There is no arrangement to address the possible effect of the offering on the price of the stock.

In connection with the Company’s selling efforts in the offering, our Chief Executive Officer will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Our Chief Executive Officer is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Our Chief Executive Officer, Mr. Wong, will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Mr. Wong has not, nor has he been within the past 12 months, a brokers or dealer, and he has not, nor has been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our Chief Executive Officer will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our Chief Executive Officer will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Company will receive all proceeds from the sale of the 1,000,000 shares being offered on behalf of the Company itself. The proceeds from the 8,841,250 shares held by shareholders, if sold, will not go to the Company, but will go to the shareholders directly. The price per share is fixed at $1.00 for the duration of this offering. Although our common stock is not listed on a public exchange or quoted over-the counter, we intend to seek to have our shares of common stock quoted on the OTC Marketplace. In order to be quoted on the OTC Marketplace a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. However, sales by the Company and selling shareholders must be made at the fixed price of $1.00 for the duration of this offering. The Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of common stock sold by the Company and the selling shareholders may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $1.00 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Company has complied.

In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states), which we expect to be no more than, about, $27,500. At this time the Company only has plans to sell to non U.S. citizens outside of the United States.

Procedures for Subscribing (Shares offered by us, “The Company”)

If you decide to subscribe for any shares in this offering that are offered by us, “The Company”, you must

- Execute and deliver a subscription agreement; and

- Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be either made payable to (i) “AsiaFIN Holdings Corp.”, (ii) a subsidiary of the Company, or (iii) escrow agent as agreed by the Company. Wire transfer and telegraphic transfer are also accepted. The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within ninety (90) days of the close of the offering.

Right to Reject Subscriptions (Shares offered by us, “The Company”)

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected with letter by mail within 48 hours after we receive them.

In Regards to Shares sold by the Selling Shareholders

The selling shareholders are deemed to be underwriters of this offering. Any selling shareholder named herein is responsible, prior to reselling any shares registered herein that they may own, the Company’s prospectus.

A final summary prospectus, or statutory prospectus, must and will be delivered, at no cost, by any selling shareholder named herein to any potential purchaser of shares no later than upon receiving payment from the purchasing party for such shares. The prospectus must and will be provided to any beneficial owner to whom a prospectus is delivered, and a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus or contained in the registration statement, but not delivered within the prospectus itself, must and will be included.

If you decide to subscribe for any shares in this offering that are offered by the selling shareholders the selling shareholder(s) will inform you, “the purchaser”, of their preferred method of payment and the procedures they have for subscribing. Procedures may vary from shareholder to shareholder. It should be noted that we will in no way be affiliated with any private transactions in which our selling shareholders sell shares of their own common stock. Selling shareholders may or may not decide to reject subscriptions. This is at their own discretion. Selling Shareholders will be responsible for following any applicable laws or regulations in regards to the sale(s) of their own shares of common stock.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 600,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 200,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). As of the date of this filing we have 72,482,500 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Preferred Stock

At this time, we have no preferred stock issued and outstanding. Preferred stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, conversion rights, cumulative, relative, participating, optional, and other right, the qualification, limitations or restrictions thereof, of the Preferred shall hereinafter by prescribed by resolution of the board of directors.

Options and Warrants

None.

Convertible Notes

None.

Dividend Policy

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

At this time, we do not have a transfer agent.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for us by Carl Ranno Esq. of 2733 East Vista Dr. Phoenix, Arizona 85032.

The financial statements included in this prospectus and the registration statement have been audited by JP Centurion & Partners PLT, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

REPORTS TO SECURITIES HOLDERS

We will and will continue to make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-K for a smaller reporting company under the Securities Exchange Act. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

The Company’s mailing address is Suite 30.02, 30th Floor, Menara KH (Promet), Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia.

DESCRIPTION OF FACILITIES

We have one physical office, which is located at Suite 30.02, 30th Floor, Menara KH (Promet), Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia. Our office space is provided to us rent free by our Chief Executive Officer, Wong Kai Cheong.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

PATENTS AND TRADEMARKS

We do not own any patents or trademarks.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Biographical information regarding the officers and directors of the Company, who will continue to serve as officers and Directors of the Company are provided below:

Officer Biographies

NAME	AGE	POSITION
Wong Kai Cheong	58	Chief Executive Officer, President, Secretary, Treasurer, Director
Seah Kok Wah	53	Director

Wong Kai Cheong – Chief Executive Officer, President, Secretary, Treasurer, Director

Mr. Wong was recognized as a Professional Electrical Engineer from the Engineering Council located in United Kingdom. Throughout his career path, we believe he has achieved astounding results and success in this field.

Mr. Wong started his career in the Financial IT industry as a hardware engineer at Sime Darby Systems Sdn Bhd from 1985 to 1987; he joined Formis Computer Services Sdn Bhd as a Customer Engineer from 1988 to 1998; he was transferred to the position of General Manager in AIMS Sdn Bhd from 1998 to 2000. In 2002, he started the Insite MY Group of Companies (InsiteMY) where he remains to this date.

From 2007 to 2009, Mr. Wong served as a Technical Project Manager for the Cheque Truncation and Conversion System “CTCS” project where he was responsible for the project solution that encompassed the overall cheque clearing process of Malaysia. This solution was a Project Development for Bank Negara Malaysia which is the central bank of Malaysia. During the same period of time, from 2007 to 2009, Mr Wong was also the project manager for “Clearing and Settlement System (CSS)” for Bank Negara Malaysia (BNM) which provides a comprehensive settlement system for Cheque Clearing systems to pass settlement and billing information to real time gross settlement and systems other BNM systems. He has traveled extensively in Asia to educate and promote this payment method to Central banks and Regulators.

Seah Kok Wah - Director

Mr. Seah is the current Deputy Chairman of the National ICT Association of Malaysia (PIKOM). He is also a board member of The World Information Technology and Services Alliance (WITSA), a leading consortium of ICT industry association members from over 80 global economies. He graduated with a Master’s Degree in Computer Science from California State University, United States of America, in 1996.

Mr. Seah began his career in Silicon Valley as a software applications developer for Software Publishing Corporation and Netscape Communications Corporation, from 1994 to 1997. Mr. Seah joined Sun Microsystem Inc., an American company that sold computers, computer components, software, and information technology services and created the Java programming language, the Solaris operating system, ZFS, the Network File System, and SPARC, where he remained in the position of Sun Professional Services Business Operation & Channels Management of Greater China from 1997 to 2003.

Mr. Seah co-founded several companies including Afor Pte Ltd Singapore in 2002 which listed on the Singapore Stock Exchange in 2008 and subsequently rebranded as “EpiCentre Holdings Ltd” (SGX:5MQ). Mr. Seah was also one of the co-founders of Galasys PLC in 2010, and the company was listed on the London Stock Exchange in 2014. Galasys PLC (LSE:GLS) provides information technology solutions and management services for the amusement industry. He served as its Chief Executive Officer and Director from 2010 to 2017 . From 2018 to present, Mr. Seah has served as the Chief Investment Officer and Executive Director of SEATech Ventures Corp, a US Nevada corporation that is listed on the US OTC market (OTC PINK: SEAV) that aspires to nurture and incubate emerging growth technology companies in South East Asia.

Mr. Seah’s corporate management and strategy experience in the information and computer technology industry has led the Board of Directors to reach the conclusion that he should serve as a Director of the Company.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company's internal accounting controls, practices and policies.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the Director(s) can adequately perform the functions of such committees.

Audit Committee Financial Expert

Our Board of Directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a Board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that our Director(s) are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The Director(s) of our Company does not believe that it is necessary to have an audit committee because management believes that the Board of Directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent Director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Involvement in Certain Legal Proceedings

Our Directors and our Executive officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or
4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Independence of Directors

We are not required to have independent members of our Board of Directors, and do not anticipate having independent Directors until such time as we are required to do so.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President, at the address appearing on the first page of this Information Statement.

EXECUTIVE COMPENSATION

Summary Compensation Table:

Name and principal position (a)	Year ended August 31, (b)	Salary ($) (c)	Bonus ($) (d)	Stock Compensation ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Wong Kai Cheong Title: Chief Executive Officer, President, Secretary, Treasurer, Director	2020	-	-	-	-	-	-	-	-
	2019	-	-	-	-	-	-	-	-

Seah Kok Wah Title: Director	2020	-	-	-	-	-	-	-	-
	2019	-	-	-	-	-	-	-	-

Summary of Compensation

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do not have an employment or consulting agreement with any of our Officers or Directors.

Director Compensation

Our Board of Directors does not currently receive any consideration for their services as members of the Board of Directors. The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executives or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 17, 2020 the Company has 72,482,500 shares of common stock issued and outstanding, which number of issued and outstanding shares of common stock have been used throughout this report.

Percentage values below are rounded to the nearest hundredths place.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned
Executive Officers and Directors
Wong Kai Cheong Title: Chief Executive Officer, and Director Address: No. 31, Jalan SL 3/3 Bandar Sungai Long 43000 Kajang Malaysia	21,950,000	30.28%	-	-	30.28%
Seah Kok Wah[1] Title: Director Address: B-13-3, Papillon Desa Hill, Jalan Morib, Taman Desa, Kuala Lumpur, Malaysia.	21,850,000	30.15%	-	-	30.15%

5% or Greater Shareholders
Hoo Swee Ping Address: 20, Jalan Sering 7, Taman Sungai Sering, Batu 9, 43200 Cheras, Selangor	8,000,000	11.04%	-	-	11.04%
SEATech Ventures Corp.[2] Address: 11-05 & 11-06, Tower A Ave 3, Vertical Business Suite, Jalan Kerinchi Bangsar South 59200 Kuala Lumpur	10,000,000	13.80%	-	-	13.80%
AsiaFIN Talent Sdn Bhd.[3] Kelana Square, 17, Jalan SS7/26, Kelana Jaya, 47301 Petaling Jaya, A508, Block A Selangor , Malaysia	5,000,000	6.90%	-	-	6.90%

Notes:

1 Seah Kok Wah owns and controls 95% of the issued and outstanding shares of See Unicorn Ventures Sdn. Bhd. The values within the row above under the subsection titled, “Executive Officers and Directors,” for Mr. Seah, are computed accounting for Mr. Seah’s indirect ownership in the Company via his control of “See Unicorn Ventures Sdn. Bhd.” This row does not, however, account for his ownership in the Company via his ownership stake of approximately 21.7% in SEATech Ventures Corp.

2 Seah Kok Wah owns and controls approximately 21.70% of the issued and outstanding shares of SEATech Ventures Corp.

3 Mr. Kang Kok Seng Michael and Mr. Ng Kai Thim are the controlling shareholders of AsiaFIN Talent Sdn Bhd

Beneficial ownership in the table above has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 14, 2019, the Company issued 100,000 shares of restricted common stock, with a par value of $0.0001 per share, to Wong Kai Cheong in consideration of $10. The $10 in proceeds went to the Company to be used as working capital. Mr. Wong serves as our Chief Executive Officer, President, Secretary, Treasurer and as member of our Board of Directors.

On December 18, 2019, we, “the Company” acquired 100% of the equity interests of AsiaFIN Holdings Corp. (herein referred to as the “Malaysia Company”), a private limited company incorporated in Labuan, Malaysia. In consideration of the equity interests of AsiaFIN Holdings Corp., our Chief Executive Officer, Mr. Wong was compensated $1 HKD.

On December 20, 2019, the Company issued 21,900,000 shares of restricted common stock to Wong Kai Cheong with a par value of $0.0001 per share, in consideration of $2,190. The $2,190 in proceeds went to the Company to be used as working capital.

On December 20, 2019, the Company issued 21,850,000 shares of restricted common stock to See Unicorn Ventures Sdn. Bhd., a company incorporated in Malaysia, with a par value of $0.0001 per share, in consideration of $2,185. The $2,185 went to the Company to be used as working capital. Our Director, Seah Kok Wah, is a shareholder of See Unicorn Ventures, Sdn. Bhd.

On December 20, 2019, the Company issued 10,000,000 shares of restricted common stock to SEATech Ventures Corp., a company incorporated in Nevada, with a par value of $0.0001 per share, in consideration of $1,000. The $1,000 went to the Company to be used as working capital. Seah Kok Wah is an Officer and Director of and also a shareholder of SEATech Ventures Corp., owning 21% of the voting power of SEATech Ventures Corp.

On December 20, 2019, the Company issued 8,000,000 shares of restricted common stock to Hoo Swee Ping, with a par value of $0.0001 per share, in consideration of $800. The $800 went to the Company to be used as working capital

On December 20, 2019, the Company issued 5,000,000 shares of restricted common stock to AsiaFIN Talent Sdn Bhd., a company incorporated in Malaysia, with a par value of $0.0001 per share, in consideration of $500. The $500 went to the Company to be used as working capital.

Mr. Kang Kok Seng Michael and Mr. Ng Kai Thim are each an Officer and Director of, and also the controlling shareholders of AsiaFIN Talent Sdn Bhd.

On December 23, 2019, AsiaFIN Holdings Corp., Malaysia Company acquired AsiaFIN Holdings Limited (herein referred to as the “Hong Kong Company”), a private limited company incorporated in Hong Kong. In consideration of the equity interests of AsiaFIN Holdings Limited, our Chief Executive Officer, Mr. Wong was compensated $1 HKD.

On December 23, 2019, the Company issued 500,000 shares of restricted common stock to Lim Kin Wan, with a par value of $0.0001 per share, in consideration of $50. The $50 went to the Company to be used as working capital.

On December 23, 2019, the Company issued 300,000 shares of restricted common stock each to both Kang Kok Seng Michael, and Tan Hock Chye, with a par value of $0.0001 per share, in consideration of $60. The $60 went to the Company to be used as working capital.

On December 23, 2019, the Company issued 50,000 shares of restricted common stock to Eng Kin Hoong, with a par value of $0.0001 per share, in consideration of $5. The $5 went to the Company to be used as working capital.

Between the period of February 7, 2020 to June 30, 2020, the Company sold shares of common stock to 27 foreign parties, all of which do not reside in the United States. A total of 3,200,000 shares of restricted common stock were sold at a price of $0.10 per share. The total proceeds to the Company amounted to a total of $320,000 and went to the Company to be used as working capital.

Between the period of July 20, 2020 to August 14, 2020, the Company sold shares of common stock to 46 foreign parties, all of which do not reside in the United States. A total of 1,282,500 shares of restricted common stock were sold at a price of $0.20 per share. The total proceeds to the Company amounted to a total of $256,500 and went to the Company to be used as working capital.

On August 12, 2020, Wong Kai Cheong sold shares of restricted common stock that he beneficially owned to 4 foreign parties, all of whom reside in Malaysia. A total of 50,000 shares of restricted common shares were transferred to the aforementioned 4 parties at a purchase price of $0.001 per share. The total proceeds to Mr Wong amounted to $50.

In regards to all of the above transactions we claim an exemption from registration afforded by Section 4a(2) and/or Regulation S of the Securities Act of 1933, as amended ("Regulation S") due to the fact that all sales of stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

We have one physical office, which is located at Suite 30.02, 30th Floor, Menara KH (Promet), Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia. Our office space is provided to us rent free by our Chief Executive Officer, Wong Kai Cheong.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Below is the aggregate amount of fees billed for professional services rendered by our principal accountants with respect to our last two fiscal years.

Since we were billed fees for our prior fiscal year end August 31, 2019 in preparation of the filing of this Registration Statement, and after the fiscal year end of August 31, 2019, the below column for the Year Ended August 31, 2020 is in relation to the costs to audit our fiscal year ended August 31, 2019 and 2020.

	For the Year Ended August 31, 2020	For the Period Ended August 31, 2019
Audit fees	$10,000	$-
Audit related fees	-	-
Tax fees	-	-
All other fees	-	-
Total	$10,000	$-

All of the professional services rendered by principal accountants for the audit of our annual financial statements that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for last two fiscal years were approved by our board of directors.

MATERIAL CHANGES

None.

FINANCIAL STATEMENTS AND EXHIBITS

- F1 -

   JP CENTURION & PARTNERS PLTAF00236625093

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of AsiaFIN Holdings Corp.

Suite 30.02, 30th Floor, Menara KH (Promet),

Jalan Sultan Ismail,

50250 Kuala Lumpur, Malaysia

Opinion on the Financial Statements

We have audited the accompanying balance sheet of AsiaFIN Holdings Corp. (the ‘Company’) as of August 31, 2020 and 2019 and the related statements of income, stockholders’ equity, and cash flows for the year ended of August 31, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended August 31, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, for the year ended August 31, 2020 and 2019 the Company incurred a net loss and has yet to generate revenue. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ JP CENTURION & PARTNERS PLT
JP CENTURION & PARTNERS PLT
We have served as the Company’s auditor since 2020.
Kuala Lumpur, Malaysia

December 16, 2020

- F2 -

ASIAFIN HOLDINGS CORP.

CONSOLIDATED BALANCE SHEET

As of August 31, 2020 and August 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Audited)

	As of August 31, 2020	As of August 31, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	514,231	12
Deposits paid, prepayments and other receivables	1,249	-
Accounts receivable	18,000	-
Total Current Assets	$533,480	$12

TOTAL ASSETS	$533,480	$12

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Other payables and accrued liabilities	11,709	-
Accounts payable	12,600	-
Income tax payable	644	-
TOTAL CURRENT LIABILITIES	$24,953	$-

TOTAL LIABILITIES	$24,953	$-

STOCKHOLDERS’ EQUITY
SHAREHOLDER EQUITY
Preferred shares, $0.0001 par value; 200,000,000 shares authorized; None issued and outstanding	-	-
Common Shares, par value $0.0001; 600,000,000 shares authorized, 72,482,500 and 100,000 shares issued and outstanding as of August 31, 2020 and August 31, 2019	7,248	10
Merger reserve	-	2
Additional paid-in capital	576,052	-
Accumulated losses	(74,773)	-
TOTAL STOCKHOLDERS’ EQUITY	$508,527	$12

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$533,480	$12

 See accompanying notes to consolidated financial statements.

- F3 -

ASIAFIN HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the year/period ended August 31, 2020 and August 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Audited)

	For the year ended August 31, 2020	For the period ended August 31, 2019
REVENUE	$18,000	$-

COST OF REVENUE	(12,600)	-

GROSS PROFIT	5,400	-

OTHER INCOME	10,146	-

SELLING AND DISTRIBUTION EXPENSES	(3,052)	-

GENERAL AND ADMINISTRATIVE EXPENSES	(86,623)	-

LOSS BEFORE INCOME TAX	(74,129)	-

INCOME TAX PROVISION	(644)	-

NET LOSS	$(74,773)	$-
Other comprehensive loss:
- Foreign exchange translation adjustment	-	-

TOTAL COMPREHENSIVE LOSS	$(74,773)	$-

Net loss per share, basic and diluted:	$-	$-

Weighted average number of common shares outstanding - Basic and diluted	48,379,883	100,000

See accompanying notes to consolidated financial statements.

- F4 -

ASIAFIN HOLDINGS CORP.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the year/period ended August 31, 2020 and August 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Audited)

	COMMON STOCK
	Number of shares	Amount	ADDITIONAL PAID-IN CAPITAL	FOREIGN EXCHANGE TRANSLATION ADJUSTMENT	MERGER RESERVE		ACCUMULATED LOSSES	TOTAL EQUITY
Balance as of June 14, 2019 (inception)	100,000	$10	$-	$-	$		$-	$10
Transaction with owner	-	-	-	-		2	-	2
Balance as of August 31, 2019	100,000	$10	$-	$-		$2	$-	$12
Transaction with owner	-	-	-	-		(2)	-	(2)
Issuance of share capital - founder's shares	67,900,000	6,790	-	-		-	-	6,790
Share issued in private placement completed On 30 June, 2020 at $0.10 per share	3,200,000	320	319,680	-		-	-	320,000
Shares issued in private placement completed on August 14, 2020 at $0.20 per share	1,282,500	128	256,372	-		-	-	256,500
Foreign currency translation loss	-	-	-	-		-	-	-
Net loss	-	-	-	-		-	(74,773)	(74,773)
Balance as of August 31, 2020	72,482,500	$7,248	$576,052	$-		-	$(74,773)	$508,527

See accompanying notes to consolidated financial statements.

- F5 -

ASIAFIN HOLDINGS CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year/period ended August 31, 2020 and August 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Audited)

	For the year ended August 31, 2020	For the period ended August 31, 2019
	Audited	Audited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(74,773)	$-

Changes in operating assets and liabilities:
Accounts receivable	$(18,000)	$-
Prepayments, deposits and other receivables	(1,249)	-
Accounts payable	12,600	-
Other payables and accrued liabilities	11,709	-
Income tax payable	644	-
Net cash used in operating activities	$(69,069)	$-

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of share capital	$-	$2
Proceeds from sale of common stock	583,288	10
Net cash provided by financing activities	$583,288	$12

Effect of exchange rate changes on cash and cash equivalent	-	$-

Net increase in cash and cash equivalents	514,219	12
Cash and cash equivalents, beginning of year/period	12	-
CASH AND CASH EQUIVALENTS, END OF YEAR/PERIOD	$514,231	$12
SUPPLEMENTAL CASH FLOWS INFORMATION
Income taxes paid	$-	$-
Interest paid	$-	$-

See accompanying notes to consolidated financial statements.

- F6 -

ASIAFIN HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year/period ended August 31, 2020 and August 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

1. ORGANIZATION AND BUSINESS BACKGROUND

ASIAFIN HOLDINGS CORP. was incorporated o June 14, 2019 under the laws of the state of Nevada.

The Company, through its subsidiaries, engages in providing market research studies and consultancy services in the Financial Ecosystems.

On December 18, 2019, the Company acquired 100% of the equity interests in AsiaFIN Holdings Corp. (herein referred as the “Malaysia Company”), a private limited company incorporated in Labuan, Malaysia.

On December 23, 2019, AsiaFIN Holdings Corp., the Malaysia Company acquired AsiaFIN Holdings Limited (herein referred as the “Hong Kong Company”), a private limited company incorporated in Hong Kong.

Details of the Company’s subsidiaries:

Company name	Place/date of incorporation	Particulars of issued capital	Principal activities

1. AsiaFIN Holdings Corp.	Labuan, July 15, 2019	1 shares of ordinary share of US$ 1 each	Investment holding

2. AsiaFIN Holdings Limited	Hong Kong, July 5, 2019	1 ordinary share of HKD 1 each	Consultancy Services on financial solution.

For purposes of consolidated financial statement presentation, AsiaFIN Holdings Corp. and its subsidiaries are hereinafter referred to as the “Company”.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements for AsiaFIN Holdings Corp. and its subsidiaries for the year/period ended August 31, 2020 and August 31, 2019 are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of AsiaFIN Holdings Corp. and its wholly owned subsidiaries, AsiaFIN Holdings Corp. and AsiaFIN Holdings Limited. Intercompany accounts and transactions have been eliminated on consolidation. The Company has adopted August 31 as its fiscal year end.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated upon consolidation.

Use of estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with US GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities in the balance sheets, and the reported revenue and expenses during the periods reported. Actual results may differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Income taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, for the year ended August 31, 2020, the Company suffered operating losses and had an accumulated deficit of $74,773. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stock holders, in the case of equity financing.

- F7 -

ASIAFIN HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year/period ended August 31, 2020 and August 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

Net income/(loss) per share

The Company calculates net income/(loss) per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income/(loss) per share is computed by dividing the net income/(loss) by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income/(loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of operations.

The reporting currency of the Company is United States Dollars (“US$”). The Company’s subsidiary in Labuan and Hong Kong maintains its books and record in United States Dollars (“US$”) respectively, and Ringgits Malaysia (“RM”) is functional currency as being the primary currency of the economic environment in which the entity operates.

In general, for consolidation purposes, assets and liabilities of its subsidiary whose functional currency is not the US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity.

Translation of amounts from RM into US$1 and HK$ into US$1 has been made at the following exchange rates for the respective periods:

	As of and for the year ended	As of and for the period ended
	August 31, 2020	August 31, 2019

Year/Period-end RM : US$1 exchange rate	4.1523	4.2055
Year/Period-average RM : US$1 exchange rate	4.1654	4.1533
Year/Period-end HK$ : US$1 exchange rate	7.8049	7.8427
Year/Period-average HK$ : US$1 exchange rate	7.7502	7.8267

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Fair value of financial instruments:

The carrying value of the Company's financial instruments: cash and cash equivalents, prepayment, deposits, accounts payable and accrued liabilities approximate at their fair values because of the short-term nature of these financial instruments.

The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

- F8 -

 ASIAFIN HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year/period ended August 31, 2020 and August 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

3. COMMON STOCK

On June 14, 2019, the founder of the Company, Mr. Wong purchased 100,000 shares of restricted common stock of the Company at a par value of $0.0001 per share. The monies from this transaction, which totalled $10, went to the Company to be used as initial working capital.

On December 20, 2019, the Company issued 21,900,000 shares of restricted common stock to Mr. Wong, with a par value of $0.0001 per share, for total additional working capital of $2,190.

On December 20, 2019, the Company issued 21,850,000 shares of restricted common stock to See Unicorn Ventures Sdn. Bhd., a company incorporated in Malaysia, with a par value of $0.0001 per share, for additional working capital of $2,185.

On December 20, 2019, the Company issued 10,000,000 shares of restricted common stock to SEATech Ventures Corp., a company incorporated in Nevada, with a par value of $0.0001 per share, for additional working capital of $1,000.

On December 20, 2019, the Company issued 8,000,000 shares of restricted common stock to Hoo, Swee Ping, with a par value of $0.0001 per share, for additional working capital of $800.

On December 20, 2019, the Company issued 5,000,000 shares of restricted common stock to AsiaFIN Talent Sdn Bhd., a company incorporated in Malaysia, with a par value of $0.0001 per share, for additional working capital of $500.

On December 23, 2019, the Company issued 500,000 shares of restricted common stock to Lim, Kin Wan, with a par value of $0.0001 per share, for additional working capital of $50.

On December 23, 2019, the Company issued 300,000 shares of restricted common stock each to both Kang, Kok Seng Michael, and Tan, Hock Chye, with a par value of $0.0001 per share, for additional working capital of $60.

On December 23, 2019, the Company issued 50,000 shares of restricted common stock to Eng, Kin Hoong, with a par value of $0.0001 per share, for additional working capital of $5.

Between February 7, 2020 to June 30, 2020, the Company sold shares to 27 foreign parties, all of which do not reside in the United States. A total of 3,200,000 shares of restricted common stock were sold at a price of $0.10 per share. The total proceeds to the Company amounted to a total of $320,000.

Between July 20, 2020 to August 14, 2020, the Company sold shares to 46 foreign parties, all of which do not reside in the United States. A total of 1,282,500 shares of restricted common stock were sold at a price of $0.20 per share. The total proceeds to the Company amounted to a total of $256,500.

As of August 31, 2020 and August 31, 2019, the Company has an issued and outstanding common share of 72,482,500 and 100,000 respectively.

4. CASH AND CASH EQUIVALENTS

As at August 31, 2020 and August 31, 2019, the Company recorded cash and cash equivalents of $514,231 and $12 respectively which consists of cash on hand and bank balances.

5. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of August 31, 2020 and August 31, 2019.

	As of August 31, 2020	As of August 31, 2019
Accounts receivable	$18,000	$-
Total accounts receivable	$18,000	$-

As of August 31, 2020, the amount of $18,000 on accounts receivable are related party transactions and outstanding balances. As of August 31, 2019, there is no accounts receivable.

6. ACCOUNTS PAYABLE

Accounts payable consisted of the following as of August 31, 2020 and August 31, 2019.

	As of August 31, 2020	As of August 31, 2019
Accounts payable	$12,600	$-
Total accounts payable	$12,600	$-

7. OTHER RECEIVABLES, DEPOSITS PAID AND PREPAYMENTS

Other receivables, deposits paid and prepayments consisted of the following as of August 31, 2020 and August 31, 2019.

	As of August 31, 2020	As of August 31, 2019
Other receivables	$1,249	$-
Total other receivables, deposits paid and prepayments	$1,249	$-

As of August 31, 2020, the amount of $1,249 on other receivables are related party transactions and outstanding balances. As of August 31, 2019, there is no other receivables.

8. OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities consisted of the following as at August 31, 2020 and August 31, 2019.

	As of August 31, 2020	As of August 31, 2019
Accrued audit fees	10,000	-
Other payables	1,709	-

Total other payables and accrued liabilities	$11,709	$-

- F9 -

ASIAFIN HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year/period ended August 31, 2020 and August 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

9. INCOME TAXES

For the year/period ended August 31, 2020 and August 31, 2019, the local (United States) and foreign components of loss before income taxes were comprised of the following:

	For the year ended August 31, 2020	For the period ended August 31, 2019

Tax jurisdictions from:
- Local	$(85,526)	$-
- Foreign, representing
Labuan	7,497	-
Hong Kong	3,900	-
Loss before income tax	$(74,129)	$-

The provision for income taxes consisted of the following:

		For the year ended August 31, 2020	For the period ended August 31, 2019

Current:
- Local	$		$-
-Foreign		(644)	-
Deferred:
- Local		-	-
- Foreign		-	-
Income tax expense		$(644)	$-

The effective tax rate in the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company has subsidiaries that operate in various countries: United States, Labuan and Hong Kong that are subject to taxes in the jurisdictions in which they operate, as follows:

United States of America

The Company is registered in the State of Nevada and is subject to the tax laws of the United States of America. As of August 31, 2020, the operations in the United States of America incurred $85,526 of cumulative net operating losses which can be carried forward to offset future taxable income. The net operating loss carry forwards begin to expire in 2040, if unutilized. The Company has provided for a full valuation allowance of $17,960 against the deferred tax assets on the expected future tax benefits from the net operating loss carry forwards as the management believes it is more likely than not that these assets will not be realized in the future.

Labuan

Under the current laws of the Labuan,  AsiaFIN Holdings Corp.. is governed under the Labuan Business Activity Act, 1990. The tax charge for such company is based on 3% of net audited profit.

Hong Kong

AsiaFIN Holdings Limited is subject to Hong Kong Profits Tax, which is charged at the statutory income rate of 16.5% on its assessable income.

The following table sets forth the significant components of the aggregate deferred tax assets of the Company as of August 31, 2020 and August 31, 2019:

	As of August 31, 2020	As of August 31, 2019
Deferred tax assets:
Net operating loss carry forwards
-United States of America	$(17,960)	$-
-Labuan	-	-
-Hong Kong	-	-
	$(17,960)	$-
Less: valuation allowance	17,960	-
Deferred tax assets	$-	$-

10. RELATED PARTY TRANSACTIONS

	As of August 31, 2020	As of August 31, 2019
Insite MY Systems Sdn Bhd
-Revenue	$(11,000)	$-

GLS IT Solutions Sdn Bhd
-Revenue	$(7,000)	$-

SEATech Ventures (HK) Limited
-Consultation fee	$70,000	$-

SEATech Ventures (HK) Limited, through its wholly owned subsidiary of SEATech Ventures Corp. is a 13.1% shareholder of the Company.

11. COMMITMENTS AND CONTINGENCIES

As of August 31, 2020, the Company has no commitments or contingencies involved.

12. CONCENTRATIONS OF RISK

The Company is exposed to the following concentration of risk:

(a) Major customers

For the year/period ended August 31, 2020 and 2019, the customers who accounted for 10% or more of the Company’s revenues and its accounts receivable balance at year/period-end are presented as follows:

	2020	2019	2020	2019	2020	2019
	Revenues		Percentage of revenues		Accounts receivable, trade

Customer A	$11,000	$-	61%	-%	$11,000	-
Customer B	$7,000	$-	39%	-%	$7,000	-
	$18,000	$-	100%	-%	$18,000	-

(b) Major vendors

For the year/period ended August 31, 2020 and 2019, the vendors who accounted for 10% or more of the Company’s purchases and its accounts payable balance at year/period-end are presented as follows:

	2020	2019	2020	2019	2020	2019
	Purchases		Percentage of purchases		Accounts payable, trade

Vendor A	$7,700	$-	61%	-%	$7,700	-
Vendor B	$4,900	$-	39%	-%	$4,900
	$12,600	$-	100%	-%	$12,600	-

All vendors are located in Malaysia.

(c) Credit risk

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its trade receivables is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(d) Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain stable, therefore there is a possibility that the Company could post the same amount of income for two comparable periods and because of the fluctuating exchange rate actually post higher or lower income depending on exchange rate of RM converted to US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

13. SIGNIFICANT EVENTS

During the fiscal year, the World Health Organization declared the Coronavirus (COVID-19) outbreak to be a pandemic, which has caused severe global social and economic disruptions and uncertainties, including markets where the Company operates.The Company considers this outbreak as non-adjusting-events. The consequences brought about by Covid-19 continue to evolve and whilst the Company actively monitoring and managing its operations to respond to these changes, the Company does not consider it practicable to provide any quantitative estimate on the potential impact it may have on the Company.

14. SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after August 31, 2020 up through the date of December 16, 2020, the Company issued audited consolidated financial statements in accordance with ASC Topic 855, "Subsequent Events", which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. During this period, there was no subsequent event that required recognition or disclosure.

- F10 -

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs (assuming all shares are sold) of this offering are as follows:

SEC Registration Fee	$1,073.68
Auditor Fees and Expenses	$10,000
Consulting Fees and Related Expenses	$12,500
Transfer Agent Fees	$3,500
TOTAL	$27,073.68

(1) All amounts are estimates, other than the SEC’s registration fee. The above expenses are to be paid by the Company, rather than the selling shareholders.

INDEMNIFICATION OF DIRECTOR AND OFFICERS

Under our Bylaws of the corporation, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of Officers and Directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such Directors, Officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of Stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person. The indemnification provided in this Article shall continue as to a person who has ceased to be a Director, Officer, Employee, or Agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On June 14, 2019, the Company issued 100,000 shares of restricted common stock, with a par value of $0.0001 per share, to Wong Kai Cheong in consideration of $10. The $10 in proceeds went to the Company to be used as working capital. Mr. Wong serves as our Chief Executive Officer, President, Secretary, Treasurer and as member of our Board of Directors.

On December 18, 2019, we, “the Company” acquired 100% of the equity interests of AsiaFIN Holdings Corp. (herein referred to as the “Malaysia Company”), a private limited company incorporated in Labuan, Malaysia. In consideration of the equity interests of AsiaFIN Holdings Corp., our Chief Executive Officer, Mr. Wong was compensated $1 HKD.

On December 20, 2019, the Company issued 21,900,000 shares of restricted common stock to Wong Kai Cheong with a par value of $0.0001 per share, in consideration of $2,190. The $2,190 in proceeds went to the Company to be used as working capital.

On December 20, 2019, the Company issued 21,850,000 shares of restricted common stock to See Unicorn Ventures Sdn. Bhd., a company incorporated in Malaysia, with a par value of $0.0001 per share, in consideration of $2,185. The $2,185 went to the Company to be used as working capital. Our Director, Seah Kok Wah, is a shareholder of See Unicorn Ventures, Sdn. Bhd.

On December 20, 2019, the Company issued 10,000,000 shares of restricted common stock to SEATech Ventures Corp., a company incorporated in Nevada, with a par value of $0.0001 per share, in consideration of $1,000. The $1,000 went to the Company to be used as working capital. Seah Kok Wah is an Officer and Director of and also a shareholder of SEATech Ventures Corp., owning 21% of the voting power of SEATech Ventures Corp.

On December 20, 2019, the Company issued 8,000,000 shares of restricted common stock to Hoo Swee Ping, with a par value of $0.0001 per share, in consideration of $800. The $800 went to the Company to be used as working capital

On December 20, 2019, the Company issued 5,000,000 shares of restricted common stock to AsiaFIN Talent Sdn Bhd., a company incorporated in Malaysia, with a par value of $0.0001 per share, in consideration of $500. The $500 went to the Company to be used as working capital.

Mr. Kang Kok Seng Michael and Mr. Ng Kai Thim are each an Officer and Director of, and also the controlling shareholders of AsiaFIN Talent Sdn Bhd.

On December 23, 2019, AsiaFIN Holdings Corp., Malaysia Company acquired AsiaFIN Holdings Limited (herein referred to as the “Hong Kong Company”), a private limited company incorporated in Hong Kong. In consideration of the equity interests of AsiaFIN Holdings Limited, our Chief Executive Officer, Mr. Wong was compensated $1 HKD.

On December 23, 2019, the Company issued 500,000 shares of restricted common stock to Lim Kin Wan, with a par value of $0.0001 per share, in consideration of $50. The $50 went to the Company to be used as working capital.

On December 23, 2019, the Company issued 300,000 shares of restricted common stock each to both Kang Kok Seng Michael, and Tan Hock Chye, with a par value of $0.0001 per share, in consideration of $60. The $60 went to the Company to be used as working capital.

On December 23, 2019, the Company issued 50,000 shares of restricted common stock to Eng Kin Hoong, with a par value of $0.0001 per share, in consideration of $5. The $5 went to the Company to be used as working capital.

Between the period of February 7, 2020 to June 30, 2020, the Company sold shares of common stock to 27 foreign parties, all of which do not reside in the United States. A total of 3,200,000 shares of restricted common stock were sold at a price of $0.10 per share. The total proceeds to the Company amounted to a total of $320,000 and went to the Company to be used as working capital.

Between the period of July 20, 2020 to August 14, 2020, the Company sold shares of common stock to 46 foreign parties, all of which do not reside in the United States. A total of 1,282,500 shares of restricted common stock were sold at a price of $0.20 per share. The total proceeds to the Company amounted to a total of $256,500 and went to the Company to be used as working capital.

On August 12, 2020, Wong Kai Cheong sold shares of restricted common stock that he beneficially owned to 4 foreign parties, all of whom reside in Malaysia. A total of 50,000 shares of restricted common shares were transferred to the aforementioned 4 parties at a purchase price of $0.001 per share. The total proceeds to Mr Wong amounted to $50.

In regards to all of the above transactions we claim an exemption from registration afforded by Section 4a(2) and/or Regulation S of the Securities Act of 1933, as amended ("Regulation S") due to the fact that all sales of stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

EXHIBITS TO REGISTRATION STATEMENT

Exhibit No.	Description

3.1	Certificate of Incorporation, as filed with the Nevada Secretary of State on June 14, 2019 (1)
3.2	By-laws, as signed and agreed on June 14, 2019 (1)
5.1	Legal Opinion Letter (1)
23.1	Consent of Independent Accounting Firm (1)
99.1	Sample Subscription Agreement (1)

____________________

(1)	Filed herewith.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, at the location of Kuala Lumpur, Malaysia, on December 17, 2020.

AsiaFIN Holdings Corp.

By: /s/ Wong Kai Cheong
Name: Wong Kai Cheong
Title: Chief Executive Officer, President, Secretary, Treasurer, and Director Date: December 17, 2020

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name: Wong Kai Cheong  Signature: /s/ Wong Kai Cheong  Title: Chief Executive Officer, President, Secretary, Treasurer, Director (Principal Executive Officer; Principal Accounting Officer; Principal Financial Officer)

Date: December 17, 2020

Name: Seah Kok Wah  Signature: /s/ Seah Kok Wah  Title: Director

Date: December 17, 2020